Exhibit 2.1
Execution Copy

AGREEMENT AND PLAN OF MERGER
dated as of
October 15, 2007
among
QUEST RESOURCE CORPORATION,
PINNACLE GAS RESOURCES, INC.
and
QUEST MERGERSUB, INC.

i

Exhibit Number	Document

7.11	Affiliate Letter
7.19	Registration Rights
8.1(f)	Consents

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined

Agreement	Preamble
Antitrust Laws	Section 7.5(c)
Applicable Laws	Section 5.5(a)
Average Price	Section 4.2(e)
CGAI	Section 6.27(c)
Certificate of Merger	Section 1.1(b)
Certificates	Section 4.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Confidentiality Agreement	Section 7.6
Cut-off Time	Section 5.3
DGCL	Section 1.1(a)
Effective Time	Section 1.1(b)
Environmental Laws	Section 5.13(a)
ERISA	Section 5.11(a)
ERISA Affiliate	Section 5.11(b)
Exchange Act	Section 4.4
Exchange Agent	Section 4.2(a)
Exchange Fund	Section 4.2(a)
Exchange Ratio	Section 4.1(a)
FBR	Section 6.17
Form S-4	Section 5.26
GGAI	Section 6.27(c)
Hazardous Materials	Section 5.13(b)
HSR Act	Section 5.6(b)
Hydrocarbons	Section 5.27(b)
Incentive Stock Options	Section 7.16(b)
JRD	Section 5.17
Letter of Transmittal	Section 4.2(b)
Liens	Section 6.4(a)
Material Adverse Effect	Section 10.9(c)
Merger	Section 1.1(a)
MergerSub	Preamble
MLP	Section 8.2(b)
Oil and Gas Properties	Section 5.27(b)
Permitted Liens	Section 5.25(a)
Pinnacle	Recitals
Pinnacle Adverse Recommendation Change	Section 7.3(b)
Pinnacle Benefit Plans	Section 5.11(a)

v

Defined Terms	Where Defined

Pinnacle Common Stock	Recitals
Pinnacle Disclosure Letter	Article 5
Pinnacle Material Contracts	Section 5.21(a)
Pinnacle Notice of Adverse Recommendation	Section 7.3(b)
Pinnacle Options	Section 4.1(d)
Pinnacle Permits	Section 5.5(b)
Pinnacle Preferred Stock	Section 5.3
Pinnacle Real Property	Section 5.5(c)
Pinnacle Reports	Section 5.7
Pinnacle Reserve Reports	Section 5.27(c)
Pinnacle Stock Plan	Section 4.1(d)
Pinnacle Stockholder Approval	Section 5.20
Pinnacle Superior Proposal	Section 7.3(a)
Pinnacle Takeover Proposal	Section 7.3(a)
Proxy Statement/Prospectus	Section 5.26
Quest	Preamble
Quest Adverse Recommendation Change	Section 7.2(b)
Quest Benefit Plans	Section 6.11(a)
Quest Common Stock	Recitals
Quest Disclosure Letter	Article 6
Quest Material Contracts	Section 6.21(a)
Quest Midstream MLP	Section 10.9(d)
Quest Notice of Adverse Recommendation	Section 7.2(b)
Quest Permits	Section 6.5(b)
Quest Preferred Stock	Section 6.3
Quest Real Property	Section 6.5(c)
Quest Reports	Section 6.7(a)
Quest Reserve Reports	Section 6.27
Quest Rights Agreement	Section 6.24
Quest Stockholder Approval	Section 6.20
Quest Superior Proposal	Section 7.2(a)
Quest Takeover Proposal	Section 7.2(a)
Regulatory Filings	Section 5.6(b)
Representatives	Section 7.2(a)
Returns	Section 5.10
Rule 145 Affiliates	Section 7.11
Sarbanes-Oxley Act	Section 5.7(b)
SEC	Section 4.1(d)
Securities Act	Section 4.2(d)
Subsidiary	Section 10.9(d)
Support Agreement	Recitals
Surviving Corporation	Section 1.1(a)

Defined Terms	Where Defined

Takeover Statute	Section 5.24
Taxes	Section 5.10(d)
Termination Date	Section 9.2(a)
Treasury Regulations	Recitals

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of October 15, 2007, is by and among Quest Resource Corporation, a Nevada corporation (“Quest”), Pinnacle Gas Resources, Inc., a Delaware corporation (“Pinnacle”), and Quest MergerSub, Inc., a Delaware corporation and a wholly owned Subsidiary of Quest (“MergerSub”).
RECITALS
     WHEREAS, the Board of Directors of Quest and the Board of Directors of Pinnacle have each determined that a business combination between Quest and Pinnacle is fair to and in the best interests of their respective stockholders and presents a unique opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect a business combination upon the terms and subject to the conditions set forth in this Agreement and have approved this Agreement and declared this Agreement and the Merger advisable;
     WHEREAS, in furtherance of the foregoing, the Board of Directors of each of Quest, Pinnacle and MergerSub has approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement, pursuant to which each share of common stock, par value $0.01 per share, of Pinnacle (the “Pinnacle Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of common stock, par value $0.001 per share, of Quest (the “Quest Common Stock”) as set forth herein, other than Pinnacle Common Stock owned by Quest or MergerSub (or any of their respective direct or indirect wholly owned Subsidiaries);
     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Quest’s and MergerSub’s willingness to enter into this Agreement, Quest, MergerSub and certain stockholders of Pinnacle are entering into a support agreement, of even date herewith (the “Support Agreement”) pursuant to which such stockholders have agreed, subject to the terms thereof, to vote their respective shares of Pinnacle Common Stock in favor of adoption of this Agreement and otherwise to support the Merger upon the terms and conditions set forth therein; and
     WHEREAS, for federal income tax purposes, it is intended by the parties hereto that (i) the merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”), and (ii) this Agreement constitute a plan of reorganization within the meaning of Section 368 of the Code and such Treasury Regulations.
     ACCORDINGLY, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties to this Agreement agree as follows:

ARTICLE 1
THE MERGER
     Section 1.1 The Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, MergerSub shall be merged with and into Pinnacle (the “Merger”) in accordance with Delaware law and this Agreement, and the separate corporate existence of MergerSub shall thereupon cease. Pinnacle shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects specified herein and in the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Quest.
          (b) As soon as practicable following the satisfaction or waiver (subject to Applicable Laws) of the conditions set forth in this Agreement, at the Closing, Pinnacle shall cause a properly executed certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the DGCL to be filed in accordance with such section. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time that Pinnacle and Quest shall have agreed upon and designated in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).
     Section 1.2 The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Stinson Morrison Hecker LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106, at 9:00 a.m., local time, on the first business day immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Section 8.1, or, if on such day any condition set forth in Section 8.2 or Section 8.3 has not been fulfilled or waived (in accordance with the provisions hereof) (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), as soon as practicable after all the conditions set forth in Article 8 have been fulfilled or waived in accordance herewith. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
ARTICLE 2
CERTIFICATE OF INCORPORATION AND BYLAWS
     Section 2.1 Certificate of Incorporation of the Surviving Corporation. As of the Effective Time, the certificate of incorporation of MergerSub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by Applicable Law, provided, however, that the certificate of incorporation of the Surviving Corporation shall be amended in the Merger to provide that the Surviving Corporation shall have the name “Pinnacle Gas Resources, Inc.”

     Section 2.2 Bylaws of the Surviving Corporation. As of the Effective Time, the bylaws of MergerSub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law, provided, however, that such bylaws shall be amended to reflect the change of the name of the Surviving Corporation as contemplated by Section 2.1.
ARTICLE 3
DIRECTORS AND OFFICERS OF QUEST AND
OF THE SURVIVING CORPORATION
     Section 3.1 Board of Directors and Officers of Quest. Quest shall take all requisite action to cause the directors and executive officers of Quest as of the Closing to be as provided in Section 7.17. Each such director and executive officer shall remain in office until his or her successor shall be elected and qualified or his or her earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Quest in effect at the time.
     Section 3.2 Board of Directors of the Surviving Corporation. The directors of MergerSub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
     Section 3.3 Officers of the Surviving Corporation. The officers of MergerSub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
ARTICLE 4
CONVERSION OF SECURITIES
     Section 4.1 Conversion of Capital Stock of Pinnacle and MergerSub.
          (a) At the Effective Time, the holders of shares of Pinnacle Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Pinnacle Common Stock to be canceled without payment of any consideration therefor pursuant to Section 4.1(c)) shall, by virtue of the Merger, have the right to receive 0.6584 (the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of Quest Common Stock, together with associated preferred stock purchase rights issuable under the Quest Rights Agreement, in exchange for each share of Pinnacle Common Stock. Each such share of Pinnacle Common Stock shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of any such share of Pinnacle Common Stock shall thereafter cease to have any rights with respect to such share of Pinnacle Common Stock, except the right to receive, without interest, shares of Quest Common Stock in accordance with Section 4.2, any unpaid dividends and distributions on shares of Quest Common Stock in accordance with Section 4.2(c) and cash for fractional shares in accordance with Section 4.2(e) upon the surrender of the relevant Certificate or cancellation of uncertificated shares.
          (b) At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of MergerSub shall be converted, by reason of the Merger, into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (c) At the Effective Time, each share of Pinnacle Common Stock issued and held in Pinnacle’s treasury and each share of Pinnacle Common Stock owned immediately prior to the Effective Time by MergerSub or Quest (or any of their respective direct or indirect wholly owned Subsidiaries) shall, by virtue of the Merger, cease to be issued and shall be canceled without payment of any consideration therefor, and no shares of Quest Common Stock or other consideration shall be delivered in exchange therefor.
          (d) At the Effective Time, each stock option to purchase one or more shares of Pinnacle Common Stock (in each case, an “Option”) that is then outstanding, whether or not then exercisable or vested, shall be converted into an obligation of the Surviving Corporation to pay to the holder thereof an amount in cash (reduced by any applicable withholding) equal to the product of (i) the number of shares previously subject to such Option, whether or not then exercisable or vested, and (ii) the excess, if any, of the Consideration Per Share over the exercise price per share previously subject to such Option, and the effect of such action shall extinguish all Options for all purposes. For purposes herein, “Consideration Per Share” means the product obtained by multiplying (x) the Exchange Ratio by (y) the Average Price. The Surviving Corporation shall make all such payments as soon as practicable and, in any event, within ten (10) business days after the Closing Date. Prior to the Effective Time, Pinnacle shall use its reasonable best efforts to take any and all action necessary to effectuate the matters described in this Section 4.1(d).
          (e) Immediately prior to the Effective Time, each outstanding award of restricted stock, granted by Pinnacle to a non-employee director of Pinnacle, that has not vested shall become fully vested and each such share of restricted Pinnacle Stock shall be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions, as each share of Pinnacle Common Stock not subject to any restrictions; provided, that, upon vesting the holder may satisfy the applicable withholding tax obligations by returning to the Surviving Corporation a sufficient number of shares of Pinnacle Common Stock equal in value to such obligation. Prior to the Effective Time, Pinnacle shall use its reasonable best efforts to take any and all action necessary to effectuate the matters described in this Section 4.1(e).
          (f) At the Effective Time, each other share of restricted stock of Pinnacle that was issued by Pinnacle prior to the Effective Time shall be converted into and exchanged for the right to receive restricted shares of Quest Common Stock (i) equal to the number of shares of such restricted Pinnacle Common Stock immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share, and (ii) otherwise subject to the terms of the applicable plan of Pinnacle and the agreement or other document evidencing the grant of such restricted stock. Prior to the Effective Time, Pinnacle shall use its reasonable best efforts to take any and all action necessary to effectuate the matters described in this Section 4.1(f).
     Section 4.2 Exchange of Certificates Representing Pinnacle Common Stock.
          (a) Prior to the Effective Time, Quest shall appoint a bank or trust company reasonably satisfactory to Pinnacle to act as exchange agent (the “Exchange Agent”). Quest shall, when and as needed, deposit, or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Pinnacle Common Stock for exchange in accordance with this Article 4, certificates representing the shares of Quest Common Stock to be issued pursuant to Section 4.1 and delivered pursuant to this Section 4.2 in exchange for outstanding shares of Pinnacle Common Stock. When and as needed, Quest shall provide the Exchange Agent immediately following the Effective Time cash sufficient to pay cash in lieu of fractional shares of Quest Common Stock in accordance with Section 4.2(e) (such cash and certificates for shares of Quest Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).
          (b) Uncertificated shares of Pinnacle Common Stock subject to conversion in accordance with this Agreement shall be automatically cancelled by the transfer agent of Pinnacle, and Quest shall issue to the holders thereof Certificates, or upon the due request of a holder thereof, uncertificated shares of Quest Common Stock, and Quest shall pay any unpaid dividends and distributions on shares of Quest Common Stock in accordance with Section 4.2(c) and cash in lieu of fractional shares in accordance with Section 4.2(e). Promptly after the Effective Time, Quest shall cause the Exchange Agent to mail to each holder of record of one or more certificates (“Certificates”) that immediately prior to the Effective Time represented shares of Pinnacle Common Stock: (A) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Quest may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Quest Common Stock, any unpaid dividends and distributions on shares of Quest Common Stock in accordance with Section 4.2(c) and cash in lieu of fractional shares in accordance with Section 4.2(e). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Quest Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Pinnacle Common Stock that is not registered in the transfer records of Pinnacle, a certificate representing the proper number of shares of Quest Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Pinnacle Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Quest Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Quest Common Stock issuable upon surrender of such Certificate as a result of the conversion provided in this Article 4 until such Certificate is surrendered as provided herein. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate so surrendered, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date prior to surrender payable with respect to the number of whole shares of Quest Common Stock issued pursuant to Section 4.1, less the amount of any withholding taxes, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Quest Common Stock, less the amount of any withholding taxes.
          (d) At or after the Effective Time, the Surviving Corporation shall pay from funds on hand at the Effective Time any dividends or make other distributions with a record date prior to the Effective Time that may have been declared or made by Pinnacle on shares of Pinnacle Common Stock which remain unpaid at the Effective Time, and, after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Pinnacle Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Quest, the presented Certificates shall be canceled and exchanged for certificates representing shares of Quest Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange by any person constituting an “affiliate” of Pinnacle for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the “Securities Act”), shall not be exchanged until Pinnacle has received a written agreement from such person as provided in Section 7.11.
          (e) No fractional shares of Quest Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of Quest Common Stock pursuant to Section 4.1(b), cash adjustments will be paid to holders in respect of any fractional shares of Quest Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Price of Quest Common Stock. “Average Price” means the average of the closing prices of a share of Quest Common Stock, as such price is reported on the NASDAQ Global Market as reported in The Wall Street Journal or such other source as the parties shall agree in writing, for the 15 trading days ending on the third trading day immediately preceding the Effective Time.
          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates for shares of Quest Common Stock) that remains undistributed to the former stockholders of Pinnacle one year after the Effective Time shall be delivered to Quest. Any former stockholders of Pinnacle who have not theretofore complied with this Article 4 shall thereafter look only to Quest for delivery of certificates representing their shares of Quest Common Stock and cash in lieu of fractional shares and for any unpaid dividends and distributions on the shares of Quest Common Stock deliverable to such former stockholder pursuant to this Agreement.
          (g) None of Quest, Pinnacle, Surviving Corporation, the Exchange Agent or any other person shall be liable to any person for any portion of the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Quest, the posting by such person of a bond in such reasonable amount as Quest may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate certificates representing the shares of Quest Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on shares of Quest Common Stock, as provided in Section 4.2(c), deliverable in respect thereof pursuant to this Agreement.
     Section 4.3 Adjustment of Exchange Ratio. If, between the date of this Agreement and the Effective Time (and as permitted by Section 7.l), the outstanding shares of Pinnacle Common Stock or Quest Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to Quest and the holders of Pinnacle Common Stock the same economic effect as contemplated by this Agreement prior to such event.
     Section 4.4 Rule 16b-3 Approval. Prior to the Closing, Quest and Pinnacle, and their respective Boards of Directors or committees thereof, shall use their reasonable best efforts to take all actions to cause any dispositions of Pinnacle Common Stock (including derivative securities with respect to Pinnacle Common Stock) or acquisitions of Quest Common Stock (including derivative securities with respect to Quest Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PINNACLE
     Except as set forth in the disclosure letter delivered to Quest by Pinnacle at or prior to the execution of this Agreement (the “Pinnacle Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Pinnacle Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent), Pinnacle represents and warrants to Quest and MergerSub that:

     Section 5.1 Existence; Good Standing; Corporate Authority. Pinnacle is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Pinnacle is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Pinnacle Material Adverse Effect. Pinnacle has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Pinnacle’s certificate of incorporation and bylaws on file with the SEC are true and correct and contain all amendments as of the date of this Agreement.
     Section 5.2 Authorization, Validity and Effect of Agreements. Pinnacle has the requisite corporate power and authority to execute and deliver this Agreement and, upon receipt of the Pinnacle Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution of this Agreement and the consummation by Pinnacle of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Pinnacle, other than the receipt of the Pinnacle Stockholder Approval. Pinnacle has duly executed and delivered this Agreement. Assuming this Agreement constitutes the valid and legally binding obligation of the other parties hereto, this Agreement constitutes the valid and legally binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Assuming the accuracy of the representations and warranties set forth in Section 6.19, Pinnacle has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL, and any other applicable takeover law restricting or purporting to restrict business combinations, inapplicable to this Agreement and the transactions contemplated hereby.
     Section 5.3 Capitalization. The authorized capital stock of Pinnacle consists of 100,000,000 shares of Pinnacle Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Pinnacle Preferred Stock”). As of October 12, 2007 (the “Cut-off Time”), there were (i) 29,025,751 outstanding shares of Pinnacle Common Stock (which includes outstanding restricted stock), (ii) 881,000 shares of Pinnacle Common Stock reserved for issuance upon exercise of outstanding Pinnacle Options, and (iii) no outstanding shares of Pinnacle Preferred Stock. From the Cut-off Time to the date of this Agreement, no additional shares of Pinnacle Common Stock or Pinnacle Preferred Stock have been issued (other than pursuant to Pinnacle Options which were outstanding as of the Cut-off Time and are included in the number of shares of Pinnacle Common Stock reserved for issuance upon exercise of outstanding Pinnacle Options in clause (ii) above), no additional Pinnacle Options have been issued or granted, and there has been no increase in the number of shares of Pinnacle Common Stock issuable upon exercise of the Pinnacle Options from the number issuable under such Pinnacle Options as of the Cut-off Time. All such issued and outstanding shares of Pinnacle Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth in this Section 5.3, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Pinnacle or any of its Subsidiaries to issue, transfer, sell or register any shares of capital stock or other voting securities of Pinnacle or any of its Subsidiaries. Pinnacle has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Pinnacle on any matter.
     Section 5.4 Subsidiaries. As of the date of this Agreement, Pinnacle does not have any Subsidiaries.
     Section 5.5 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect and except for matters related to taxes and Environmental Laws, which are treated exclusively in Sections 5.10 and 5.13, respectively:
          (a) Neither Pinnacle nor any Subsidiary of Pinnacle is in violation of any applicable law, rule, regulation, code, governmental determination, order, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S. (collectively, “Applicable Laws”), and no claim is pending or, to the knowledge of Pinnacle, threatened with respect to any such matters. No condition exists which does or could reasonably be expected to constitute a violation of or deficiency under any Applicable Law by Pinnacle or any Subsidiary of Pinnacle.
          (b) Pinnacle and each Subsidiary of Pinnacle hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses (the “Pinnacle Permits”). All Pinnacle Permits are in full force and effect and there exists no default thereunder or breach thereof, and Pinnacle has no notice or actual knowledge that such Pinnacle Permits will not be renewed in the ordinary course after the Effective Time. No governmental authority has given, or to the knowledge of Pinnacle threatened to give, any action to terminate, cancel or reform any Pinnacle Permit.
          (c) Pinnacle and each Subsidiary of Pinnacle possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds (“Pinnacle Real Property”). There exists no material default or breach with respect to, and no party or governmental authority has taken or, to the knowledge of Pinnacle, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the Pinnacle Real Property.
     Section 5.6 No Conflict.
          (a) Except as disclosed in Section 5.6(a) of the Pinnacle Disclosure Letter, neither the execution and delivery by Pinnacle of this Agreement nor the consummation by Pinnacle of the transactions contemplated by this Agreement in accordance with the terms hereof will (i) subject to receipt of the Pinnacle Stockholder Approval, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Pinnacle; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Pinnacle or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Pinnacle or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Pinnacle or any of its Subsidiaries is a party, or by which Pinnacle or any of its Subsidiaries or any of their properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 5.6(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Pinnacle or any of its Subsidiaries, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect.
          (b) Neither the execution and delivery by Pinnacle of this Agreement nor the consummation by Pinnacle of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any court or governmental or regulatory authority, other than filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange Act, the Securities Act or applicable state securities and “Blue Sky” laws (collectively, the “Regulatory Filings”), and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to have a Pinnacle Material Adverse Effect.
          (c) Except as set forth in Section 5.6(c) of the Pinnacle Disclosure Schedule, this Agreement, the Merger and the transactions contemplated hereby do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under (i) the terms of any Pinnacle Material Contract or (ii) any contract or plan under which any employees, officers or directors of Pinnacle or any of its Subsidiaries are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event and requires either a cash payment or an accounting charge in accordance with U.S. generally accepted accounting principles, or (iii) any material Pinnacle Permit.
     Section 5.7 SEC Documents and Compliance.
          (a) Pinnacle and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by them since May 10, 2007 (each registration statement, report, proxy statement or information statement (other than preliminary materials) they have so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC, collectively, the “Pinnacle Reports”). As of its respective date, each Pinnacle Report (i) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Pinnacle Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Pinnacle Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Pinnacle and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Pinnacle Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Pinnacle and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Pinnacle and its Subsidiaries included in the most recent Pinnacle Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date of such balance sheet, neither Pinnacle nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Pinnacle or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect.
          (b) Since May 10, 2007, the chief executive officer and chief financial officer of Pinnacle have made all certifications (without qualification or exceptions to the matters certified) required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct; neither Pinnacle nor its officers have received notice from any governmental authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Pinnacle has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Pinnacle’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Pinnacle in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Pinnacle as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To the knowledge of Pinnacle, it has disclosed, based on its most recent evaluations, to Pinnacle’s outside auditors and the audit committee of the board of directors of Pinnacle (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Pinnacle’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Pinnacle’s internal controls over financial reporting.
          (c) Since January 1, 2007, to the knowledge of Pinnacle, neither Pinnacle nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Pinnacle or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Pinnacle or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that Pinnacle or any of its Subsidiaries has a “significant deficiency” or “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Pinnacle’s controls over financial reporting.
          (d) None of Pinnacle or any of its Subsidiaries has, since May 10, 2007, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Pinnacle. No loan or extension of credit is maintained by Pinnacle or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
     Section 5.8 Litigation. Except as described in the Pinnacle Reports filed prior to the date of this Agreement, there are no actions, suits or proceedings pending against Pinnacle or any of its Subsidiaries or, to Pinnacle’s knowledge, threatened against Pinnacle or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal or state court, commission, board, bureau, agency or instrumentality or any arbitral or other dispute resolution body, that, individually or in the aggregate, have had or are reasonably likely to have a Pinnacle Material Adverse Effect.
     Section 5.9 Absence of Certain Changes. From January 1, 2007 to the date of this Agreement, there has not been (i) a Pinnacle Material Adverse Effect or (ii) except as described in the Pinnacle Reports filed with the SEC prior to the date of this Agreement, (A) any material change by Pinnacle or any of its Subsidiaries in any of their respective accounting methods, principles or practices or any of their respective tax methods, practices or elections applicable to Pinnacle’s consolidated financial statements, except as may have been required by a change in law or generally accepted accounting principles; (B) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Pinnacle or any redemption, purchase or other acquisition of any of its equity securities, other than the acquisition by Pinnacle of shares of Pinnacle Common Stock and Pinnacle Options in connection with the forfeiture of such awards for no consideration; (C) any split, combination or reclassification of any capital stock of Pinnacle or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of that capital stock; (D) any damage to or any destruction or loss of physical properties owned or used by Pinnacle or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate constitutes a Pinnacle Material Adverse Effect; or (E) any reevaluations by Pinnacle or any of its Subsidiaries of any of their assets which, in accordance with generally accepted accounting principles, Pinnacle will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them, other than changes to financial statements resulting from the impairment of oil and gas assets due to changes in commodity prices.
     Section 5.10 Taxes.
          (a) All tax returns, statements, reports, declarations, estimates and forms (“Returns”) required to be filed by or with respect to Pinnacle or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Pinnacle or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate governmental authorities, except to the extent that any failure to file, individually or in the aggregate, has not had and is not reasonably likely to have a Pinnacle Material Adverse Effect, and all taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with generally accepted accounting principles, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes, individually or in the aggregate, has not had and is not reasonably likely to have a Pinnacle Material Adverse Effect.
          (b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect, (i) no audit or other administrative proceeding or court proceeding is presently pending with regard to any tax or Return of Pinnacle or any of its Subsidiaries as to which any taxing authority has asserted in writing any claim; (ii) no governmental authority is now asserting in writing any deficiency or claim for taxes or any adjustment to taxes with respect to which Pinnacle or any of its Subsidiaries may be liable; and (iii) neither Pinnacle nor any of its Subsidiaries has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Pinnacle or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law. As of the date of this Agreement, neither Pinnacle nor any of its Subsidiaries has granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any tax upon Pinnacle or any of its Subsidiaries. Neither Pinnacle nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any tax law. Neither Pinnacle nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement other than with respect to any such agreement or arrangement among Pinnacle and any of its Subsidiaries. Since December 31, 2005, Pinnacle has not made or rescinded any material election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material taxes, or, except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns. Pinnacle has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. Neither Pinnacle nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

          (c) Neither Pinnacle nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
          (d) For purposes of this Agreement, “tax” or “taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.
     Section 5.11 Employee Benefit Plans.
          (a) Section 5.11 of the Pinnacle Disclosure Letter contains a list of all Pinnacle Benefit Plans. The term “Pinnacle Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Pinnacle or any of its Subsidiaries or ERISA Affiliates or to which Pinnacle or any of its Subsidiaries or ERISA Affiliates is a party or is required to provide benefits under Applicable Laws. Pinnacle has made available to Quest true and complete copies of the Pinnacle Benefit Plans and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.
          (b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect: all applicable reporting and disclosure requirements have been met with respect to the Pinnacle Benefit Plans; to the extent applicable, the Pinnacle Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction, and any Pinnacle Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service); the Pinnacle Benefit Plans have been maintained and operated in accordance with their terms, and, to Pinnacle’s knowledge, there are no breaches of fiduciary duty in connection with the Pinnacle Benefit Plans; there are no pending or, to Pinnacle’s knowledge, threatened claims against or otherwise involving any Pinnacle Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Pinnacle Benefit Plan activities) has been brought against or with respect to any Pinnacle Benefit Plan; all material contributions required to be made as of the date of this Agreement to the Pinnacle Benefit Plans have been made or provided for; with respect to any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective

Time by Pinnacle, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Pinnacle or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), (i) neither Pinnacle nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom, and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.
          (c) No Pinnacle Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Pinnacle or any of its Subsidiaries or ERISA Affiliates maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 5.11(c) of the Pinnacle Disclosure Letter, (A) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits to any employee, officer or director of Pinnacle or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Pinnacle under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and (B) the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Pinnacle or any Subsidiary thereof.
          (d) No Pinnacle Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Pinnacle or any Subsidiary of Pinnacle for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Applicable Laws, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
          (e) From January 1, 2007 to the date of this Agreement, except in the ordinary course of business consistent with past practice or as described in the Pinnacle Reports filed prior to the date of this Agreement, there has not been (i) any granting, or any commitment or promise to grant, by Pinnacle or any of its Subsidiaries to any officer of Pinnacle or any of its Subsidiaries of (A) any increase in compensation or (B) any increase in severance or termination pay (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 5.11(e)(i)(A)), (ii) any entry by Pinnacle or any of its Subsidiaries into any employment, severance or termination agreement with any person who is an employee of Pinnacle or any of its Subsidiaries, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing Pinnacle Benefit Plan, except in accordance with the pre-existing terms of that Pinnacle Benefit Plan, (iv) any establishment of, or any commitment or promise to establish, any new Pinnacle Benefit Plan, (v) any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or (vi) except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any stock options, stock appreciation rights, performance awards, or restricted stock awards.
     Section 5.12 Labor Matters.
          (a) Neither Pinnacle nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. As of the date of this Agreement, to Pinnacle’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect, (i) neither Pinnacle nor any Subsidiary of Pinnacle has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Pinnacle or any Subsidiary of Pinnacle or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against Pinnacle or any Subsidiary of Pinnacle pending or, to the knowledge of Pinnacle, threatened, before any governmental authority by or concerning the employees working in their respective businesses.
     Section 5.13 Environmental Matters.
          (a) Except as described in the Pinnacle Reports filed with the SEC prior to the date of this Agreement, Pinnacle and each Subsidiary of Pinnacle has been and is in compliance with all applicable orders of any court, governmental authority or arbitration board or tribunal and any applicable law, ordinance, rule, regulation or other legal requirement (including common law) related to human health and the environment (“Environmental Laws”) except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with continued compliance with any Environmental Law, except for any non-compliance or interference that, individually or in the aggregate, has not had and is not reasonably likely to have a Pinnacle Material Adverse Effect.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Pinnacle, threatened against Pinnacle or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Pinnacle or its Subsidiaries, former) businesses, assets or properties of Pinnacle or any Subsidiary of Pinnacle, including but not limited to on-site or off-site disposal, release or spill of any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Laws, including petroleum or petroleum products or byproducts (“Hazardous Materials”) which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.
          (c) Neither Pinnacle nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect.
     Section 5.14 Intellectual Property. Pinnacle and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights, individually or in the aggregate, has not had and is not reasonably likely to have a Pinnacle Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect. The conduct of Pinnacle’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, except for such conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Pinnacle or any of its Subsidiaries, except for such infringements that, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect.
     Section 5.15 Decrees, Etc. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or governmental authority or any arbitral or other dispute resolution body has been issued or entered against Pinnacle or any Subsidiary of Pinnacle that continues to be in effect that materially affects the ownership or operation of any of their respective assets, and (b) no criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority has been issued against Pinnacle or any Subsidiary of Pinnacle.
     Section 5.16 Insurance.
          (a) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect, Pinnacle and its Subsidiaries maintain insurance coverage with financially responsible insurance companies in such amounts and against such losses as are customary in the industries in which Pinnacle and its Subsidiaries operate on the date of this Agreement.

          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect, no event relating specifically to Pinnacle or its Subsidiaries has occurred that could reasonably be expected, after the date of this Agreement, to result in material upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Pinnacle or any Subsidiary of Pinnacle during the period of one year prior to the date of this Agreement. Prior to the date of this Agreement, no event has occurred, including the failure by Pinnacle or any Subsidiary of Pinnacle to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Pinnacle or any Subsidiary of Pinnacle under any such excess liability or protection and indemnity insurance policies.
     Section 5.17 No Brokers. Pinnacle has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Quest or Pinnacle to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Pinnacle has retained Jefferies Randall & Dewey, a division of Jefferies & Company, Inc. (“JRD”), as its financial advisor, the fees of which shall not exceed those set forth in Section 5.17 of the Pinnacle Disclosure Letter.
     Section 5.18 Opinion of Financial Advisor and Board Approval. The Board of Directors of Pinnacle has received the opinion of JRD to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, the Exchange Ratio is fair, from a financial point of view, as of the date of this Agreement, to the holders of Pinnacle Common Stock other than Quest or any of its affiliates, it being agreed that none of Quest or MergerSub has any rights with respect to such opinion. Pinnacle’s Board of Directors, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Pinnacle, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended adoption of this Agreement by the stockholders of Pinnacle. Pinnacle shall provide Quest (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the date of this Agreement.
     Section 5.19 Quest Stock Ownership. Neither Pinnacle nor any of its Subsidiaries owns any shares of capital stock of Quest or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Pinnacle or has the right to acquire or vote such shares under any agreement, arrangement or understanding, whether or not in writing, nor does it have any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of such shares or other securities. Pinnacle is not an “interested stockholder” (within the meaning of Nevada Revised Statutes Section 78.423) with respect to Quest and has not, within the last three years, been an “interested stockholder” with respect to Quest.

     Section 5.20 Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 6.19, the only vote of the holders of any class or series of Pinnacle capital stock necessary to approve any transaction contemplated by this Agreement is the affirmative vote in favor of the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Pinnacle Common Stock (the “Pinnacle Stockholder Approval”).
     Section 5.21 Certain Contracts.
          (a) Except for this Agreement and except as filed as an exhibit to the Pinnacle Reports, neither Pinnacle nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 5.21(a) being referred to herein as the “Pinnacle Material Contracts”).
          (b) Each Pinnacle Material Contract is in full force and effect, and Pinnacle and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Pinnacle Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably likely to have a Pinnacle Material Adverse Effect. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect, neither Pinnacle nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Pinnacle, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Pinnacle Material Contract or (y) has received written notice of the desire of the other party or parties to any such Pinnacle Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Pinnacle Material Contract is enforceable by Pinnacle or a Subsidiary of Pinnacle in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, a Pinnacle Material Adverse Effect.
     Section 5.22 Capital Expenditure Program. Section 5.22 of the Pinnacle Disclosure Letter accurately sets forth in all material respects the capital expenditures that are forecast, as of the date of this Agreement, to be incurred by Pinnacle and its Subsidiaries during the balance of 2007 and during 2008 on a quarterly basis.
     Section 5.23 Improper Payments. No bribes, kickbacks or other similar payments have been made in violation of Applicable Laws by Pinnacle or any Subsidiary of Pinnacle or agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Pinnacle or any Subsidiary of Pinnacle nor any agent of any of them has received any such payments from vendors, suppliers or other persons.
     Section 5.24 Takeover Statutes; Rights Plans. Assuming the accuracy of the representations of Quest in Section 6.19 hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause to be applicable to the Merger the restrictions on “business combinations” set forth in Section 203 of the DGCL or any similar provision (a “Takeover Statute”). Pinnacle does not have any preferred share purchase rights plan or similar rights plan in effect.
     Section 5.25 Title, Ownership and Related Matters.
          (a) Pinnacle and its Subsidiaries have, free and clear of all Liens except for Permitted Liens, defensible title to their respective inventory, equipment and other tangible and intangible property, including the natural gas production, gathering and processing equipment owned and/or operated by Pinnacle or its Subsidiaries and related spare parts as may be reduced by the consumption thereof, or increased through the replacement thereof or addition thereto, in the ordinary course of maintenance and operation of their respective businesses, in each case as necessary to permit Pinnacle and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects. As used in this Agreement, the term “Permitted Liens” shall mean Liens for taxes not yet due and payable; statutory Liens of lessors; Liens of carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business; Liens incurred in the ordinary course of business that secure obligations not yet due and payable; Liens securing indebtedness of Pinnacle and its Subsidiaries or Quest and its Subsidiaries outstanding as of the date of this Agreement or incurred in accordance with Section 7.1 hereof and Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security.
          (b) Each of Pinnacle and its Subsidiaries has complied in all respects with the terms of all leases to which it is a party and under which it is in occupancy, except as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect, and all leases to which Pinnacle or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of Pinnacle and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its material leases. As used in this Section 5.25(b), the term “leases” does not include Oil and Gas Properties.
          (c) Neither Pinnacle nor any of its Subsidiaries has received any written notice from any person disputing or challenging its ownership of the fee interests, easements or rights-of-way through which any of its pipeline or gathering systems extend, other than disputes or challenges that have not had or are not reasonably likely to have a Pinnacle Material Adverse Effect.
     Section 5.26 Proxy Statement. None of the information to be supplied by Pinnacle for inclusion in (a) the joint proxy statement relating to Pinnacle Stockholder Approval and Quest Stockholder Approval (in each case, as defined below) (also constituting the prospectus in respect of the Quest Common Stock into which Pinnacle Common Stock will be converted) (the “Proxy Statement/Prospectus”), to be filed by Pinnacle and Quest with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Form S-4”) to be filed by Quest with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to Pinnacle and Quest stockholders, at the time of Pinnacle

Stockholders Approval and the Quest Stockholders Approval and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     Section 5.27 Properties; Oil and Gas Matters.
          (a) All major items of operating equipment owned or leased by Pinnacle or its Subsidiaries in connection with the operation of its Oil and Gas Properties are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated, except as have not had and are not reasonably likely to have, individually or in the aggregate, a Pinnacle Material Adverse Effect.
          (b) Except for goods and other property sold, used or otherwise disposed of since the dates of the respective Pinnacle Reserve Reports (defined in clause (c) below) in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in Pinnacle SEC Reports, as of the date of this Agreement, Pinnacle and its Subsidiaries have good and defensible title to, or valid leases or contractual rights to, all equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated prior to the date hereof. For purposes of this Agreement, “Oil and Gas Properties” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.
          (c) Except for property sold or otherwise disposed of since the dates of the respective Pinnacle Reserve Reports in the ordinary course of business or reflected as having been sold or otherwise disposed of in Pinnacle SEC Reports, as of the date of this Agreement, Pinnacle and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the reserve reports of Netherland, Sewell & Associates, Inc. (“NSAI”) relating to Pinnacle interests referred to therein as of December 31, 2006 and in the internal reserve reports prepared by Pinnacle and furnished to Quest (the “Pinnacle Reserve

Reports”), and in each case as attributable to interests owned by Pinnacle and its Subsidiaries, free and clear of any liens, except: (a) liens reflected in the Reserve Reports or in Pinnacle SEC Documents filed prior to the date of this Agreement, and (b) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect. Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Pinnacle Material Adverse Effect, all material proceeds from the sale of hydrocarbons produced from the Oil and Gas Properties of Pinnacle and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason. To Pinnacle’s knowledge, the gross and net undeveloped acreage of Pinnacle and its Subsidiaries as most recently reported in a Pinnacle SEC Report was correct in all material respects as of the date of such Pinnacle SEC Report, and there have been no changes in such gross and net undeveloped acreage since such date which have had or are reasonably likely to have a Pinnacle Material Adverse Effect.
          (d) The leases and other agreements pursuant to which Pinnacle and its Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in Pinnacle Reserve Reports are in good standing, valid and effective, and the rentals due by Pinnacle or any of its Subsidiaries to any lessor of any such oil and gas leases have been properly paid, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect. Pinnacle and its Subsidiaries have paid all royalties, overriding royalties and other burdens on production due by Pinnacle and its Subsidiaries with respect to their Oil and Gas Properties, except for any non-payment of which, individually or in the aggregate, has not had and is not reasonably likely to have a Pinnacle Material Adverse Effect.
          (e) For the purposes of this Agreement, “good and defensible title” means title that is free from reasonable doubt to the end that a reasonable person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the material facts and their legal bearing, would be willing to accept the same in a transaction involving interests of comparable magnitude to those of Pinnacle or Quest reflected in Pinnacle Reserve Reports or the Quest Reserve Reports, respectively, taken as a whole, which title (i) entitles Pinnacle or Quest, as the case may be (or their respective Subsidiaries), to receive a percentage of the hydrocarbons produced, saved and marketed from the respective oil, gas and mineral lease, unit or well throughout the duration of the productive life of such lease, unit or well, which is not less than the “net revenue interest” shown on the Pinnacle Reserve Report or the Quest Reserve Report, as the case may be, for such lease, unit or well, except for decreases in connection with those operations in which Pinnacle or Quest (or their respective Subsidiaries), as applicable, may be or hereafter become a non-consenting co-owner; (ii) obligates Pinnacle or Quest (or their respective Subsidiaries), as the case may be, to bear a percentage of the costs and expenses associated with the ownership, operation, maintenance and repair of any oil, gas and mineral lease, unit or well which is not greater than the “working interest” shown on the Pinnacle Reserve Report or the Quest Reserve Report, as the case may be, with respect to such lease, unit or well, without increase throughout the life of such lease, unit or well other than (x) increases accompanied by at least a proportionate interest in the net revenue interest, (y) increases reflected in the Pinnacle Reserve Report or the Quest Reserve Report, as applicable, and (z) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements that are accompanied by at least a proportionate increase in the net revenue interest.
          (f) All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Pinnacle or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Pinnacle or its Subsidiaries) supplied to NSAI, in each case relating to Pinnacle interests referred to in Pinnacle Reserve Reports as of December 31, 2006, by or on behalf of Pinnacle and its Subsidiaries that was material to such firms’ estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Pinnacle and its Subsidiaries in connection with the preparation of Pinnacle Reserve Reports was (at the time supplied or as modified or amended prior to the issuance of Pinnacle Reserve Reports) to Pinnacle’s knowledge accurate in all material respects and Pinnacle has no knowledge of any material errors in such information that existed at the time of such issuance.
          (g) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Pinnacle Material Adverse Effect, all Oil and Gas Properties operated by Pinnacle or its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.
          (h) Neither Pinnacle nor any of its Subsidiaries has produced hydrocarbons from its Oil and Gas Properties in excess of regulatory allowables or other applicable limits on production that could result in curtailment of production from any such property, except any such violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Pinnacle Material Adverse Effect.
          (i) Except as set forth in Section 5.27(i) of the Pinnacle Disclosure Letter, none of the material Oil and Gas Properties of Pinnacle or any of its Subsidiaries is subject to any preferential purchase, consent or similar right which would become operative as a result of the transactions contemplated by this Agreement.
          (j) None of the Oil and Gas Properties of Pinnacle or any of its Subsidiaries are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
          (k) Attached as Section 5.27(k) of the Pinnacle Disclosure Letter is a schedule of all remaining costs and expenses for the plugging and abandonment by Pinnacle of wells for which Pinnacle is liable pursuant to any Applicable Law or contract, which schedule is true and correct as of its date.
     Section 5.28 Hedging. Section 5.28 of the Pinnacle Disclosure Letter sets forth for the periods shown all obligations of Pinnacle and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Pinnacle or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay, forward sale or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.28 of the Pinnacle Disclosure Letter, as of the date of this Agreement, neither Pinnacle nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
     Section 5.29 Gas Regulatory Matters. None of Pinnacle or any of its Subsidiaries is a gas utility under Applicable Law.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
OF QUEST AND MERGERSUB
     Except as set forth in the disclosure letter delivered to Pinnacle by Quest at or prior to the execution of this Agreement (the “Quest Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Quest Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent), Quest and MergerSub, jointly and severally, represent and warrant to Pinnacle that:
     Section 6.1 Existence; Good Standing; Corporate Authority. Quest is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Quest and MergerSub is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Quest Material Adverse Effect. Each of Quest and MergerSub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the articles or certificate of incorporation and bylaws of Quest and MergerSub previously made available to Pinnacle are true and correct and contain all amendments as of the date of this Agreement.
     Section 6.2 Authorization, Validity and Effect of Agreements. Each of Quest and MergerSub has the requisite corporate power and authority to execute and deliver this Agreement and, upon receipt of the Quest Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution of this Agreement and the consummation by each of Quest and MergerSub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of each of them, other than (i) the receipt of Quest Stockholder Approval, and (ii) the adoption of this Agreement by Quest in its capacity as sole stockholder of MergerSub. Each of Quest and MergerSub has duly executed and delivered this Agreement. Assuming this Agreement constitutes a valid and legally binding obligation of Pinnacle, this Agreement constitutes the valid and legally binding obligation of each of Quest and MergerSub, enforceable against Quest and MergerSub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Assuming the accuracy of the representations and warranties set forth in Section 5.19, MergerSub has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL, and Quest has taken all action necessary to render the restrictions set forth in Nevada Revised Statutes Section 78.411 et seq., and any other applicable takeover law restricting or purporting to restrict business combinations, inapplicable to this Agreement and the transactions contemplated hereby.
     Section 6.3 Capitalization. The authorized capital stock of Quest consists of 200,000,000 shares of Quest Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share (“Quest Preferred Stock”), of which 500,000 shares have been designated as Series A Convertible Preferred Stock and 100,000 shares have been designated as Series B Junior Participating Preferred Stock. As of the Cut-off Time, there were (i) 22,432,145 outstanding shares of Quest Common Stock, (ii) 1,284,134 shares of Quest Common Stock reserved for issuance upon exercise of outstanding Quest Options or to be issued upon vesting of outstanding equity awards, and (iii) no outstanding shares of Quest Preferred Stock, including the Series A Convertible Preferred Stock and the Series B Junior Participating Preferred Stock, which Series B Junior Participating Preferred Stock has been reserved for issuance upon the exercise of the preferred stock purchase rights issued under the Quest Rights Agreement. From the Cut-off Time to the date of this Agreement, no additional shares of Quest Common Stock have been issued (other than pursuant to Quest Options which were outstanding as of the Cut-off Time and are included in the number of shares of Quest Common Stock reserved for issuance upon exercise of outstanding Quest Options in clause (ii) above), no additional Quest Options have been issued or granted, and there has been no increase in the number of shares of Quest Common Stock issuable upon exercise of the Quest Options from those issuable under such Quest Options as of the Cut-off Time. All such issued and outstanding shares of Quest Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth in Section 6.3 of the Quest Disclosure Letter, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Quest or any of its Subsidiaries to issue, transfer, sell or register any shares of capital stock or other voting securities of Quest or any of its Subsidiaries. Quest has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Quest on any matter.
     Section 6.4 Subsidiaries.
          (a) Each of Quest’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Quest Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Quest’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by Applicable Law), and are owned, directly or indirectly, by Quest free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (“Liens”) other than Permitted Liens.
          (b) All of the outstanding capital stock of MergerSub is owned directly by Quest. MergerSub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Immediately prior to the Effective Time, MergerSub will have 100 outstanding shares of its common stock, par value $0.01 per share, which shares will be validly issued, fully paid, nonassessable and free of preemptive rights.
     Section 6.5 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect and except for matters related to taxes and Environmental Laws, which are treated exclusively in Sections 6.10 and 6.13, respectively:
          (a) Neither Quest nor any Subsidiary of Quest is in violation of any Applicable Laws, and no claim is pending or, to the knowledge of Quest, threatened with respect to any such matters. No condition exists which does or could reasonably be expected to constitute a violation of or deficiency under any Applicable Law by Quest or any Subsidiary of Quest.
          (b) Quest and each Subsidiary of Quest hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses (the “Quest Permits”). All Quest Permits are in full force and effect and there exists no default thereunder or breach thereof, and Quest has no notice or actual knowledge that such Quest Permits will not be renewed in the ordinary course after the Effective Time. No governmental authority has given, or to the knowledge of Quest threatened to give, any action to terminate, cancel or reform any Quest Permit.
          (c) Quest and each Subsidiary of Quest possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds (“Quest Real Property”). There exists no material default or breach with respect to, and no party or governmental authority has taken or, to the knowledge of Quest, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the Quest Real Property.
     Section 6.6 No Conflict.
          (a) Except as disclosed in Section 6.6 of the Quest Disclosure Letter, neither the execution and delivery by Quest and MergerSub of this Agreement nor the consummation by any of them of the transactions contemplated by this Agreement in accordance with the terms hereof will (i) conflict with or result in a breach of any provisions of the articles or certificate of incorporation or bylaws of Quest or MergerSub or the limited partnership agreement or certificate of limited partnership of either Quest Midstream MLP or the MLP; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Quest or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Quest or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Quest or any of its Subsidiaries is a party, or by which Quest or any of its Subsidiaries or any of their properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 6.6(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Quest or any of its Subsidiaries, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that have not had and are not reasonably likely to have a Quest Material Adverse Effect.
          (b) Neither the execution and delivery by Quest or MergerSub of this Agreement nor the consummation by either of them of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any court or governmental or regulatory authority, other than (i) the Regulatory Filings, (ii) the filing of a listing application with the NASDAQ Stock Market pursuant to Section 7.9, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to have a Quest Material Adverse Effect.
          (c) This Agreement, the Merger and the transactions contemplated hereby do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under (i) the terms of any Quest Material Contract or (ii) any contract or plan under which any employees, officers or directors of Quest or any of its Subsidiaries are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event and requires either a cash payment or an accounting charge in accordance with U.S. generally accepted accounting principles, or (iii) any material Quest Permit.
     Section 6.7 SEC Documents.
          (a) Quest and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by them since December 31, 2004 (each registration statement, report, proxy statement or information statement (other than preliminary materials) they have so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC, collectively, including the filings made by MLP, the “Quest Reports”). As of its respective date, each Quest Report (i) complied in all material respects with the applicable requirements of the Exchange Act or the Securities

Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Quest Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Except as set forth in Section 6.7(a) of the Quest Disclosure Letter, each of the consolidated balance sheets included in or incorporated by reference into the Quest Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Quest and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Quest Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Quest and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Quest and its Subsidiaries included in the most recent Quest Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date of such balance sheet, neither Quest nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Quest or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect.
          (b) Since December 31, 2004, the chief executive officer and chief financial officer of Quest have made all certifications (without qualification or exceptions to the matters certified) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct; neither Quest nor its officers have received notice from any governmental authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Quest has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Quest’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Quest in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Quest as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of Quest has completed its assessment of the effectiveness of Quest’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. To the knowledge of Quest, it has disclosed, based on its most recent evaluations, to Quest’s outside auditors and the audit committee of the board of directors of Quest (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Quest’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Quest’s internal controls over financial reporting.
          (c) Since January 1, 2007, to the knowledge of Quest, neither Quest nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Quest or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Quest or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that Quest or any of its Subsidiaries has a “significant deficiency” or “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Quest’s internal controls over financial reporting.
          (d) There is no reason to believe that Quest’s auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations to the extent required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of Quest’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
          (e) None of Quest or any of its Subsidiaries has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Quest. No loan or extension of credit is maintained by Quest or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
     Section 6.8 Litigation. Except as set forth in Section 6.8 of the Quest Disclosure Letter or as described in the Quest Reports filed prior to the date of this Agreement, there are no actions, suits or proceedings pending against Quest or any of its Subsidiaries or, to Quest’s knowledge, threatened against Quest or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal or state court, commission, board, bureau, agency or instrumentality or any arbitral or other dispute resolution body, that, individually or in the aggregate, have had or are reasonably likely to have a Quest Material Adverse Effect.
     Section 6.9 Absence of Certain Changes. From January 1, 2007 to the date of this Agreement, there has not been (i) a Quest Material Adverse Effect or (ii) except as described in the Quest Reports filed with the SEC prior to the date of this Agreement, (A) any material change by Quest or any of its Subsidiaries in any of their respective accounting methods, principles or practices or any of their respective tax methods, practices or elections applicable to Quest’s consolidated financial statements, except as may have been required by a change in law or generally accepted accounting principles; (B) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Quest or any redemption, purchase or other acquisition of any of its equity securities; (C) any split, combination or reclassification of any capital stock of Quest or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of that capital stock; (D) any damage to or any destruction or loss of physical properties owned or used by Quest or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate constitutes a Quest Material Adverse Effect; or (E) any reevaluations by Quest or any of its Subsidiaries of any of their assets which, in accordance with generally accepted accounting principles, Quest will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them, other than changes to financial statements resulting from the impairment of oil and gas assets due to changes in commodity prices.
     Section 6.10 Taxes.
          (a) All Returns required to be filed by or with respect to Quest or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Quest or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate governmental authorities, except to the extent that any failure to file, individually or in the aggregate, has not had and is not reasonably likely to have a Quest Material Adverse Effect, and all taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with generally accepted accounting principles, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes, individually or in the aggregate, has not had and is not reasonably likely to have a Quest Material Adverse Effect.
          (b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect, (i) no audit or other administrative proceeding or court proceeding is presently pending with regard to any tax or Return of Quest or any of its Subsidiaries as to which any taxing authority has asserted in writing any claim; (ii) no governmental authority is now asserting in writing any deficiency or claim for taxes or any adjustment to taxes with respect to which Quest or any of its Subsidiaries may be liable; and (iii) neither Quest nor any of its Subsidiaries has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Quest or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law. As of the date of this Agreement, neither Quest nor any of its Subsidiaries has granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any tax upon Quest or any of its Subsidiaries. Neither Quest nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any tax law. Neither Quest nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement other than with respect to any such agreement or arrangement among Quest and any of its Subsidiaries. Since December 31, 2005, Quest has not made or rescinded any material election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material taxes, or, except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns. Quest has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. Neither Quest nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.
          (c) Neither Quest nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
          (d) The MLP will be properly classified as a partnership for federal income tax purposes and, for the portion of the taxable year of the MLP that ends at the Effective Time, 90 percent or more of the gross income of the MLP will consist of “qualifying income,” as defined in Section 7704(d) of the Code.
     Section 6.11 Employee Benefit Plans.
          (a) Section 6.11 of the Quest Disclosure Letter contains a list of all Quest Benefit Plans. The term “Quest Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Quest or any of its Subsidiaries or ERISA Affiliates or to which Quest or any of its Subsidiaries or ERISA Affiliates is a party or is required to provide benefits under Applicable Laws. Quest has made available to Quest true and complete copies of the Quest Benefit Plans and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.
          (b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect: all applicable reporting and disclosure requirements have been met with respect to the Quest Benefit Plans; to the extent applicable, the Quest Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction, and any Quest Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service); the Quest Benefit Plans have been maintained and operated in accordance with their terms, and, to Quest’s knowledge, there are no breaches of fiduciary duty in connection with the Quest Benefit Plans; there are no pending or, to Quest’s knowledge, threatened claims against or otherwise involving any Quest Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Quest Benefit Plan activities) has been brought against or with respect to any Quest Benefit Plan; all material contributions required to be made as of the date of this Agreement to the Quest Benefit Plans have been made or provided for; with respect to any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by Quest, its Subsidiaries or any of their ERISA Affiliates, (i) neither Quest nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom, and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.
          (c) No Quest Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Quest or any of its Subsidiaries or ERISA Affiliates maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 6.11(c) of the Quest Disclosure Letter, (A) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits to any employee, officer or director of Quest or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Quest under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and (B) the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Quest or any Subsidiary thereof.
          (d) No Quest Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Quest or any Subsidiary of Quest for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Applicable Laws, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
          (e) From January 1, 2007 to the date of this Agreement, except in the ordinary course of business consistent with past practice or as described in the Quest Reports filed prior to the date of this Agreement, there has not been (i) any granting, or any commitment or promise to grant, by Quest or any of its Subsidiaries to any officer of Quest or any of its Subsidiaries of (A) any increase in compensation or (B) any increase in severance or termination pay (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 6.11(e)(i)(A)), (ii) any entry by Quest or any of its Subsidiaries into any employment, severance or termination agreement with any person who is an employee of Quest or any of its Subsidiaries, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing Quest Benefit Plan, except in accordance with the pre-existing terms of that Quest Benefit Plan, (iv) any establishment of, or any commitment or promise to establish, any new Quest Benefit Plan, (v) any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or (vi) except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any stock options, stock appreciation rights, performance awards, or restricted stock awards.
     Section 6.12 Labor Matters.
          (a) Neither Quest nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. As of the date of this Agreement, to Quest’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect, (i) neither Quest nor any Subsidiary of Quest has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Quest or any Subsidiary of Quest or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against Quest or any Subsidiary of Quest pending or, to the knowledge of Quest, threatened, before any governmental authority by or concerning the employees working in their respective businesses.
     Section 6.13 Environmental Matters.
          (a) Except as described in the Quest Reports filed with the SEC prior to the date of this Agreement, Quest and each Subsidiary of Quest has been and is in compliance with all Environmental Laws except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with continued compliance with any Environmental Law, except for any non-compliance or interference that, individually or in the aggregate, has not had and is not reasonably likely to have a Quest Material Adverse Effect.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect or disclosed in Quest SEC Reports, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Quest, threatened against Quest or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Quest or its Subsidiaries, former) businesses, assets or properties of Quest or any Subsidiary of Quest, including but not limited to on-site or off-site disposal, release or spill of any Hazardous Materials which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.
          (c) Neither Quest nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as have not had and are not reasonably likely to have a Quest Material Adverse Effect or disclosed in Quest SEC Reports.
     Section 6.14 Intellectual Property. Quest and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights, individually or in the aggregate, has not had and is not reasonably likely to have a Quest Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect. The conduct of Quest’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, except for such conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Quest or any of its Subsidiaries, except for such infringements that, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect.
     Section 6.15 Decrees, Etc. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or governmental authority or any arbitral or other dispute resolution body has been issued or entered against Quest or any Subsidiary of Quest that continues to be in effect that materially affects the ownership or operation of any of their respective assets and (b) no criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority has been issued against Quest or any Subsidiary of Quest.
     Section 6.16 Insurance.
          (a) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect, Quest and its Subsidiaries maintain insurance coverage with financially responsible insurance companies in such amounts and against such losses as are customary in the industries in which Quest and its Subsidiaries operate on the date of this Agreement.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect, no event relating specifically to Quest or its Subsidiaries has occurred that could reasonably be expected, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Quest or any Subsidiary of Quest during the period of one year prior to the date of this Agreement. Prior to the date of this Agreement, no event has occurred, including the failure by Quest or any Subsidiary of Quest to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Quest or any Subsidiary of Quest under any such excess liability or protection and indemnity insurance policies.
     Section 6.17 No Brokers. Neither Quest nor MergerSub has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Quest or MergerSub to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Quest has retained FBR Capital Markets (“FBR”), as its financial advisor, the fees of which shall not exceed those set forth in Section 6.17 of the Quest Disclosure Letter.
     Section 6.18 Opinion of Financial Advisor and Board Approvals. The Board of Directors of Quest has received the opinion of FBR to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Quest Common Stock, it being agreed that Pinnacle has no rights with respect to such opinion. Quest’s Board of Directors, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Quest, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended adoption of this Agreement by the stockholders of Quest. Quest shall provide Pinnacle (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the date of this Agreement.
     Section 6.19 Pinnacle Stock Ownership. Neither Quest nor any of its Subsidiaries owns any shares of capital stock of Pinnacle or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Pinnacle or has the right to acquire or vote such shares under any agreement, arrangement or understanding, whether or not in writing, nor does it have any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of such shares or other securities. Quest is not an “interested stockholder” (within the meaning of Section 203 of the DGCL) with respect to Pinnacle and Quest has not, within the last three years, been an “interested stockholder” with respect to Pinnacle.

     Section 6.20 Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 5.19, the only vote of the holders of any class or series of Quest capital stock necessary to approve any transaction contemplated by this Agreement is the affirmative vote in favor of the adoption of this Agreement by the holders of at least a majority of the shares of Quest Common Stock present, in person or by proxy, at a meeting of the holders of Quest Common Stock duly called and held (the “Quest Stockholder Approval”).
     Section 6.21 Certain Contracts.
          (a) Except for this Agreement and except as set forth in Section 6.21(a) of the Quest Disclosure Letter or filed as an exhibit to the Quest Reports, neither Quest nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 6.21(a) being referred to herein as the “Quest Material Contracts”).
          (b) Each Quest Material Contract is in full force and effect, and Quest and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Quest Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably likely to have a Quest Material Adverse Effect. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect, neither Quest nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Quest, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Quest Material Contract or (y) has received written notice of the desire of the other party or parties to any such Quest Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Quest Material Contract is enforceable by Quest or a Subsidiary of Quest in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, a Quest Material Adverse Effect.
     Section 6.22 Capital Expenditure Program. Section 6.22 of the Quest Disclosure Letter accurately sets forth in all material respects the capital expenditures that are forecast, as of the date of this Agreement, to be incurred by Quest and its Subsidiaries during the balance of 2007 and during 2008 on a quarterly basis.
     Section 6.23 Improper Payments. No bribes, kickbacks or other similar payments have been made in violation of Applicable Laws by Quest or any Subsidiary of Quest or agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Quest or any Subsidiary of Quest, nor any agent of any of them has received any such payments from vendors, suppliers or other persons.
     Section 6.24 Takeover Statutes; Rights Plans. Assuming (a) the accuracy of the representations of Pinnacle in Section 5.19, (b) the security ownership information set forth in Pinnacle’s Amendment No. 7 to Form S-1 filed with the SEC on September 27, 2007, under the

]

caption “Security Ownership of Certain Beneficial Owners and Management” includes all shares of Pinnacle Common Stock beneficially owned by Credit Suisse and its Affiliates and Associates (as defined in the Quest Rights Agreement), and (c) that up to an additional 50,000 shares of Quest Common Stock may be beneficially owned by Credit Suisse and its Affiliates and Associates (as defined in the Quest Rights Agreement), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause to be applicable to the Merger any Takeover Statute and will not result in a “Triggering Event” as defined in the Rights Agreement, dated as of May 31, 2006, between Quest and UMB Bank, n.a. (the “Quest Rights Agreement”).
     Section 6.25 Title, Ownership and Related Matters.
          (a) Quest and its Subsidiaries have, free and clear of all Liens except for Permitted Liens and Liens, if any, created or permitted to be imposed by Quest, defensible title to their respective inventory, equipment and other tangible and intangible property, including the natural gas compression and oil and natural gas production, gathering and processing equipment owned and/or operated by Quest or its Subsidiaries and related spare parts as may be reduced by the consumption thereof, or increased through the replacement thereof or addition thereto, in the ordinary course of maintenance and operation of their respective businesses, in each case as necessary to permit Quest and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects.
          (b) Each of Quest and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, except as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect, and all leases to which Quest or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of Quest and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its material leases. As used in this Section 6.25(b), the term “leases” does not include Oil and Gas Properties.
          (c) Neither Quest nor any of its Subsidiaries has received any written notice from any person disputing or challenging its ownership of the fee interests, easements or rights-of-way through which any of its pipeline or gathering systems extend, other than disputes or challenges that have not had or are not reasonably likely to have a Quest Material Adverse Effect.
     Section 6.26 Proxy Statement. None of the information to be supplied by Quest for inclusion in (a) the Proxy Statement/Prospectus, to be filed by Pinnacle and Quest with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Quest with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to Pinnacle and Quest stockholders, at the time of Pinnacle Stockholder Approval and the Quest Stockholder Approval and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     Section 6.27 Properties; Oil and Gas Matters.
          (a) All major items of operating equipment owned or leased by Quest or its Subsidiaries in connection with the operation of its Oil and Gas Properties are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated, except as have not and are not reasonably likely to have, individually or in the aggregate, a Quest Material Adverse Effect.
          (b) Except for goods and other property sold, used or otherwise disposed of since the dates of the respective Reserve Reports (defined in clause (c) below) in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Quest SEC Reports, as of the date of this Agreement, Quest and its Subsidiaries have good and defensible title to, or valid leases or contractual rights to, all equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated prior to the date hereof.
          (c) Except for property sold or otherwise disposed of since the dates of the respective Reserve Reports in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Quest SEC Reports, as of the date of this Agreement, Quest and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the reserve reports of Cawley, Gillespie & Associates, Inc. (“CGAI”), relating to Quest interests referred to therein as of June 30, 2007 and in the internal reserve reports prepared by Quest and furnished to Pinnacle (the “Quest Reserve Reports”), and in each case as attributable to interests owned by Quest and its Subsidiaries, free and clear of any liens, except: (a) liens reflected in the Quest Reserve Reports or in Quest SEC Documents filed prior to the date of this Agreement, and (b) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect. Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Quest Material Adverse Effect, all material proceeds from the sale of hydrocarbons produced from the Oil and Gas Properties of Quest and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason. To Quest’s knowledge, the gross and net undeveloped acreage of Quest and its Subsidiaries as reported in Quest’s most recent Form 10-K filed with SEC prior to this Agreement and in the Form S-1 was correct in all material respects as of the date of such Form 10-K and Form S-1, respectively, and there have been no changes in such gross and net undeveloped acreage since such date which, individually or in the aggregate, have had or are reasonably likely to have a Quest Material Adverse Effect.
          (d) Except as set forth in Section 6.27(d) of the Quest Disclosure Letter, the leases and other agreements pursuant to which Quest and its Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Quest Reserve Reports are in good standing, valid and effective, and the rentals due by Quest or any of its Subsidiaries to any lessor of any such oil and gas leases have been properly paid, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect. Quest and its Subsidiaries have paid all royalties, overriding royalties and other burdens on production due by Quest and its Subsidiaries with respect to their Oil and Gas Properties, except for any non-payment of which, individually or in the aggregate, has not had and is not reasonably likely to have a Quest Material Adverse Effect.
          (e) All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Quest or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Quest or its Subsidiaries) supplied to CGAI, in each case relating to Quest’s interests referred to in the Quest Reserve Reports as of December 31, 2006, by or on behalf of Quest and its Subsidiaries that was material to such firms’ estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Quest and its Subsidiaries in connection with the preparation of the Quest Reserve Reports was (at the time supplied or as modified or amended prior to the issuance of the Quest Reserve Reports) to Quest’s knowledge accurate in all material respects and Quest has no knowledge of any material errors in such information that existed at the time of such issuance.
          (f) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Quest Material Adverse Effect, all Oil and Gas Properties operated by Quest or its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.
          (g) Neither Quest nor any of its Subsidiaries has produced hydrocarbons from its Oil and Gas Properties in excess of regulatory allowables or other applicable limits on production that could result in curtailment of production from any such property, except any such violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Quest Material Adverse Effect.
          (h) Except as set forth in Section 6.27(h) of the Quest Disclosure Letter, none of the material Oil and Gas Properties of Quest or any of its Subsidiaries is subject to any preferential purchase, consent or similar right which would become operative as a result of the transactions contemplated by this Agreement.
          (i) Except as set forth in Section 6.27(i) of the Quest Disclosure Letter, none of the Oil and Gas Properties of Quest or any of its Subsidiaries are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
          (j) Attached as Section 6.27(j) of the Quest Disclosure Letter is a schedule of all remaining costs and expenses for the plugging and abandonment by Quest of wells for which Quest is liable pursuant to any Applicable Law or contract, which schedule is true and correct as of its date.
     Section 6.28 Hedging. Section 6.28 of the Quest Disclosure Letter sets forth for the periods shown all obligations of Quest and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Quest or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay, forward sale or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 6.28 of the Quest Disclosure Letter, as of the date of this Agreement, neither Quest nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
     Section 6.29 Gas Regulatory Matters. None of Quest or any of its Subsidiaries is a gas utility under Applicable Law.
ARTICLE 7
COVENANTS
     Section 7.1 Conduct of Business. Prior to the Effective Time, except as set forth in Section 7.1 of the Pinnacle Disclosure Letter or the Quest Disclosure Letter or as any other provision of this Agreement expressly permits or provides or (provided that the party proposing to take such action has provided the other party with advance notice of the proposed action to the extent practicable) as required by Applicable Laws, unless the other party has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, each of Pinnacle and Quest:
          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;
          (b) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with, any of its Subsidiaries or may be liquidated into it or any of its Subsidiaries), keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;
          (c) shall not amend or propose to amend its articles or certificate of incorporation or bylaws, other than bylaw amendments that are not detrimental to the interests of stockholders;
          (d) shall not permit or allow MergerSub to amend its certificate of incorporation or bylaws;
          (e) shall promptly notify the other of any material change in its or any of its material Subsidiaries’ condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Pinnacle Material Contract or Quest Material Contract, respectively (or communications indicating that the same may be contemplated), or the initiation of any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;

          (f) shall not, and shall not permit any of its Subsidiaries to, (i) except pursuant to the exercise of options or upon the settlement of restricted stock units in each case existing on the date of this Agreement and disclosed in this Agreement or the Pinnacle Disclosure Letter or the Quest Disclosure Letter, issue any shares of its capital stock or other equity securities, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire or otherwise with respect to any shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, except in each case for awards under the Quest Benefit Plans or the Pinnacle Benefit Plans in existence as of the date hereof to any newly hired employees or to existing officers, directors or employees in the ordinary course of business consistent with past practices; provided, however, that the vesting or exercisability of any award made after the date of this Agreement as permitted by this clause (ii) shall not accelerate as a result of the pendency, approval or consummation of the transactions contemplated by this Agreement, (iii) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing on the date of this Agreement, (iv) with respect to any of its former, present or future officers, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case in the ordinary course of business consistent with past practices or as required by law, (v) except as expressly permitted under this Agreement, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, or (vi) permit any holder of an option or other award pertaining to shares of Pinnacle Common Stock or Quest Common Stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;
          (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, other than the acquisition of shares in connection with the forfeiture of awards for no consideration;
          (h) except as set forth in Section 7.1(h) of the Quest Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries, other than the initial public offering by the MLP referenced in Section 8.2) which are, individually or in the aggregate, material to it and its Subsidiaries as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between such party and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section

7.5(c), or (v) arm’s-length sales or other transfers not described in clauses (i) through (iii) above for aggregate consideration not exceeding $5.0 million for each of Quest and Pinnacle;
          (i) except as set forth in Section 7.1(i) of the Quest Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except in each case for acquisitions and agreements that involve an aggregate consideration of less than (A) $10.0 million for all acquisitions of the equity interests in or a substantial portion of the assets of businesses or entities whose principal assets are oil and gas leases, gathering systems and related pipelines and equipment and (B) $5.0 million for all other acquisitions to which this paragraph relates, in each case for each of Quest and Pinnacle (excluding, with respect to this clause (i), acquisitions approved in writing by both parties), or (ii) acquire or agree to acquire, directly or indirectly, any assets or securities that would require a filing or approval under the HSR Act;
          (j) shall not, and shall cause its Subsidiaries not to, change any of the material accounting principles or practices used by it except as may be required as a result of a change in generally accepted accounting principles;
          (k) shall, and shall cause any of its Subsidiaries to, use commercially reasonable efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage;
          (l) shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes except to the extent of any reserve reflected on that party’s consolidated balance sheet as of June 30, 2007 as filed with the SEC in its Quarterly Report on Form 10-Q for the quarter then ended relating to such matter that was established in the ordinary course of business consistent with past practice, or (iii) change in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, except as may be required by Applicable Law;
          (m) shall not, and shall cause its Subsidiaries not to, materially increase its spending compared to its capital expenditure budget set forth in the Pinnacle Disclosure Letter and the Quest Disclosure Letter, respectively;
          (n) except as set forth in Section 7.1(n) of the Quest Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money in excess of $30 million, in the aggregate, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of its Subsidiaries or guarantee any debt securities of others, other than (A) borrowings from that party’s or its Subsidiary’s revolving credit facility in the ordinary course of business, (B) borrowings the proceeds of which are used to repay or repurchase other indebtedness of that party or its Subsidiaries or (C) borrowings in respect of intercompany debt or (ii) except in the ordinary course of business or with or between its Subsidiaries, enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens on its property (other than Permitted Liens or Liens securing debt permitted to be incurred by this Section 7.1(n));
          (o) shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of capital stock of Pinnacle or Quest, other than shares purchased solely to satisfy withholding obligations in connection with the vesting or exercise (as applicable) of restricted stock, stock options, stock appreciation rights, restricted stock units and similar awards by the grantees thereof;
          (p) shall not take any action that could reasonably be expected to delay materially or adversely affect in a material respect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement;
          (q) unless in the good faith opinion of its Board of Directors after consultation with its outside legal counsel the following would be inconsistent with its fiduciary duties, (i) shall not terminate, amend, modify or waive any provision of any agreement containing a standstill covenant to which it is a party; and (ii) shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;
          (r) shall not take any action that would reasonably be expected to result in any condition in Article 8 not being satisfied; and
          (s) shall not (i) agree in writing or otherwise to take any of the prohibited actions described above or (ii) permit any of its Subsidiaries to agree in writing or otherwise to take any of the prohibited actions described above that refer to Subsidiaries.
     Section 7.2 No Solicitation by Quest.
          (a) Quest shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiry or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a Quest Takeover Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information in connection with, any Quest Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Quest or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Quest or any of its

Subsidiaries or otherwise, shall be a breach of this Section 7.2 by Quest. Quest shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Quest Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Quest Stockholder Approval, in response to a bona fide written Quest Takeover Proposal that the Board of Directors of Quest determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Quest Superior Proposal, and which Quest Takeover Proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.2, Quest may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Quest under Applicable Laws, and subject to compliance with Section 7.2(c) and after giving Pinnacle written notice of such determination, (x) furnish information with respect to Quest and its Subsidiaries to the person making such Quest Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information has previously been provided to Pinnacle or is provided to Pinnacle prior to or substantially concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Quest Takeover Proposal (and its Representatives) regarding such Quest Takeover Proposal.
     The term “Quest Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, directly or indirectly, (i) any acquisition or purchase, whether by purchase, exchange, merger, consolidation, business combination or similar transaction, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of Quest and its Subsidiaries on a consolidated basis (excluding the initial public offering of common units by the MLP pursuant to the MLP Registration Statement and the transactions contemplated thereby), or 20% or more of any class of equity securities of Quest, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Quest, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Quest pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of Quest or of any resulting parent company of Quest, other than the transactions contemplated by this Agreement.
     The term “Quest Superior Proposal” means any unsolicited bona fide proposal or offer made by a third party that if consummated would result in such person’s (or its stockholders’) owning, directly or indirectly, more than 50% of the shares of Quest Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Quest, which the Board of Directors of Quest determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Quest from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Pinnacle in response to such offer or otherwise)) and (ii) reasonably capable of being financed and completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.
     For purposes of the definitions of “Quest Takeover Proposal” and “Quest Superior Proposal,” the term “person” shall include any group within the meaning of Section 13(d) of the Exchange Act.
          (b) Neither the Board of Directors of Quest nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Pinnacle), or publicly propose to withdraw (or modify in a manner adverse to Pinnacle), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Quest Takeover Proposal or (C) fail to reaffirm within a reasonable period of time upon request by Pinnacle (publicly if so requested) its recommendation of this Agreement, the Quest Merger and the other transactions contemplated by this Agreement (any such action or failure described in this clause (i) being referred to as a “Quest Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Quest or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Quest Takeover Proposal (other than a confidentiality agreement referred to in Section 7.2(a)). Notwithstanding the foregoing, at any time prior to obtaining Quest Stockholder Approval, the Board of Directors of Quest may make a Quest Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Quest under Applicable Laws; provided, however, that no Quest Adverse Recommendation Change may be made until after the fifth business day following Pinnacle’s receipt of written notice (a “Quest Notice of Adverse Recommendation”) from Quest advising Pinnacle that the Board of Directors of Quest intends to make a Quest Adverse Recommendation Change and specifying the terms and conditions of the Quest Superior Proposal, if any, that is related to such Quest Adverse Recommendation Change (it being understood and agreed that any amendment to the financial terms or any other material term of such Quest Superior Proposal shall require a new Quest Notice of Adverse Recommendation and a new five business day period). In determining whether to make a Quest Adverse Recommendation Change, the Board of Directors of Quest shall take into account any changes to the financial terms of this Agreement proposed by Pinnacle in response to a Quest Notice of Adverse Recommendation or otherwise.
          (c) In addition to the obligations of Quest set forth in paragraphs (a) and (b) of this Section 7.2, Quest shall promptly (and in any event within one business day after receipt thereof) advise Pinnacle orally and in writing of any Quest Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Quest Takeover Proposal, the material terms and conditions of any such Quest Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Quest Takeover Proposal or inquiry. Quest shall (i) keep Pinnacle fully informed of the status and material terms and conditions (including any change therein) of any such Quest Takeover Proposal or inquiry and

(ii) provide to Pinnacle as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Quest or any of its Subsidiaries from any person that describes any of the material terms and conditions of any Quest Takeover Proposal.
          (d) Nothing contained in this Section 7.2 shall prohibit Quest from (x) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) making any required disclosure to the stockholders of Quest if, in the good faith judgment of the Board of Directors of Quest (after consultation with outside counsel) failure to so disclose would constitute a violation of Applicable Law or fiduciary duty; provided, however, that in no event shall Quest or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.2(b).
     Section 7.3 No Solicitation by Pinnacle.
          (a) Pinnacle shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any Representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiry or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a Pinnacle Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information in connection with, any Pinnacle Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Pinnacle or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Pinnacle or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.3 by Pinnacle. Pinnacle shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Pinnacle Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Pinnacle Stockholder Approval, in response to a bona fide written Pinnacle Takeover Proposal that the Board of Directors of Pinnacle determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Pinnacle Superior Proposal, and which Pinnacle Takeover Proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.3, Pinnacle may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Pinnacle under Applicable Laws, and subject to compliance with Section 7.3(c) and after giving Quest written notice of such determination, (x) furnish information with respect to Pinnacle and its Subsidiaries to the person making such Pinnacle Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information has previously been provided to Quest or is provided to Quest prior to or substantially concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Pinnacle Takeover Proposal (and its Representatives) regarding such Pinnacle Takeover Proposal.

     The term “Pinnacle Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, directly or indirectly, (i) any acquisition or purchase, whether by purchase, exchange, merger, consolidation, business combination or similar transaction, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of Pinnacle and its Subsidiaries, on a consolidated basis, or 20% or more of any class of equity securities of Pinnacle, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Pinnacle, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Pinnacle pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of Pinnacle or of any resulting parent company of Pinnacle, other than the transactions contemplated by this Agreement.
     The term “Pinnacle Superior Proposal” means any unsolicited bona fide proposal or offer made by a third party that if consummated would result in such person’s (or its stockholders’) owning, directly or indirectly, more than 50% of the shares of Pinnacle Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Pinnacle, which the Board of Directors of Pinnacle determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Pinnacle from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Quest in response to such offer or otherwise)) and (ii) reasonably capable of being financed and completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.
     For purposes of the definitions of “Pinnacle Takeover Proposal” and “Pinnacle Superior Proposal,” the term “person” shall include any group within the meaning of Section 13(d) of the Exchange Act.
          (b) Neither the Board of Directors of Pinnacle nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Quest), or publicly propose to withdraw (or modify in a manner adverse to Quest), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Pinnacle Takeover Proposal or (C) fail to reaffirm within a reasonable period of time upon request by Quest (publicly if so requested) its recommendation of this Agreement, the Merger and the other transactions contemplated by this Agreement (any such action or failure described in this clause (i) being referred to as a “Pinnacle Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Pinnacle or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Pinnacle Takeover Proposal (other than a confidentiality agreement referred to in Section 7.3(a)). Notwithstanding the foregoing, at any time prior to obtaining Pinnacle Stockholder Approval, the Board of Directors of Pinnacle may make a Pinnacle Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Pinnacle under Applicable Laws; provided, however, that no Pinnacle Adverse Recommendation Change may be made until after the fifth business day following Quest’s receipt of written notice (a “Pinnacle Notice of Adverse Recommendation”) from Pinnacle advising Quest that the Board of Directors of Pinnacle intends to make a Pinnacle Adverse Recommendation Change and specifying the terms and conditions of the Pinnacle Superior Proposal, if any, that is related to such Pinnacle Adverse Recommendation Change (it being understood and agreed that any amendment to the financial terms or any other material term of such Pinnacle Superior Proposal shall require a new Pinnacle Notice of Adverse Recommendation and a new five business day period). In determining whether to make a Pinnacle Adverse Recommendation Change, the Board of Directors of Pinnacle shall take into account any changes to the financial terms of this Agreement proposed by Quest in response to a Pinnacle Notice of Adverse Recommendation or otherwise.
          (c) In addition to the obligations of Pinnacle set forth in paragraphs (a) and (b) of this Section 7.3, Pinnacle shall promptly (and in any event within one business day after receipt thereof) advise Quest orally and in writing of any Pinnacle Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Pinnacle Takeover Proposal, the material terms and conditions of any such Pinnacle Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Pinnacle Takeover Proposal or inquiry. Pinnacle shall (i) keep Quest fully informed of the status and material terms and conditions (including any change therein) of any such Pinnacle Takeover Proposal or inquiry and (ii) provide to Quest as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Pinnacle or any of its Subsidiaries from any person that describes any of the material terms and conditions of any Pinnacle Takeover Proposal.
          (d) Nothing contained in this Section 7.3 shall prohibit Pinnacle from (x) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) making any required disclosure to the stockholders of Pinnacle if, in the good faith judgment of the Board of Directors of Pinnacle (after consultation with outside counsel) failure to so disclose would constitute a violation of Applicable Law or fiduciary duty; provided, however, that in no event shall Pinnacle or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.3(b).
     Section 7.4 Meetings of Stockholders.
          (a) Each of Pinnacle and Quest shall take all action necessary, in accordance with Applicable Law and its articles or certificate of incorporation and bylaws, to convene a meeting of its stockholders as promptly as practicable after the Form S-4 has been declared effective to consider and vote upon the adoption of this Agreement. Pinnacle and Quest shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

          (b) Subject to Sections 7.2 and 7.3, respectively, each of Pinnacle and Quest, through its Board of Directors, shall recommend approval of such matters and use its reasonable best efforts to take all lawful action to solicit approval by its stockholders in favor of such matters.
          (c) Quest shall take all action necessary to cause MergerSub to adopt this Agreement as the sole stockholder of MergerSub prior to the Closing.
     Section 7.5 Filings; Reasonable Best Efforts, Etc.
          (a) Subject to the terms and conditions herein provided, Quest and Pinnacle shall:
          (i) if applicable, make their respective required filings under the HSR Act contemplated by Section 8.1(b) (and shall share equally all filing fees incident thereto), which filings shall be made not more than 15 business days from the date hereof, and thereafter shall promptly make any other required submissions under the HSR Act;
          (ii) use their reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and other jurisdictions in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the transactions contemplated by this Agreement; and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations without causing a Pinnacle Material Adverse Effect or a Quest Material Adverse Effect;
          (iii) promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that party from any governmental or regulatory authority and permit the other party to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any governmental or regulatory authority;
          (iv) not participate or agree to participate in any meeting or discussion with any governmental or regulatory authority in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such governmental or regulatory authority, gives the other party the opportunity to attend and participate in such meeting or discussion;
          (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby;

          (vi) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including, if applicable, any filings necessary or appropriate under the provisions of the HSR Act;
          (vii) if applicable, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act as soon as reasonably practicable following the issuance of the request for additional information; and
          (viii) upon the terms and subject to the conditions herein provided, use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective, in an expeditious manner, the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, to effect all necessary registrations and filings, to obtain the consents contemplated by Section 8.1(f), and to consummate the initial public offering of the MLP as contemplated in Section 8.2(b).
          (b) Without limiting Section 7.5(a), but subject to Section 7.5(c), Pinnacle and Quest shall each use reasonable best efforts:
          (i) if applicable, to cause the expiration or termination of the applicable waiting period under the HSR Act;
          (ii) to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the Closing; and
          (iii) to take any and all steps necessary to obtain any consents or eliminate any impediments to the Merger.
          (c) Nothing in this Agreement shall require Pinnacle or Quest to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to the HSR Act or other antitrust, competition, premerger notification or trade-regulation law, regulation or order (“Antitrust Laws”), other than such dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Merger and the transactions contemplated hereby and that in each such case, individually or in the aggregate, do not have and are not reasonably likely to have a Material Adverse Effect on Quest after the Merger; provided, however, that neither Quest nor Pinnacle shall take or agree to any action required or permitted by this Section 7.5(c) without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).
          (d) Pinnacle, Quest and MergerSub shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 8.2(c) and Section 8.3(b). Pinnacle, Quest and MergerSub agree to file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(2)(E) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).
     Section 7.6 Inspection. From the date of this Agreement to the Effective Time, each of Quest and Pinnacle shall allow all designated officers, attorneys, accountants and other representatives of Pinnacle or Quest, as the case may be, reasonable access, at all reasonable times, upon reasonable notice, to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Pinnacle and Quest and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 7.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information (i) it reasonably believes it may not provide to the other parties by reason of Applicable Laws, (ii) that constitutes information protected by attorney/client privilege, or (iii) that it is required to keep confidential by reason of contract or agreement with third parties, provided that, in such case, the party withholding such information will provide to the requesting party a description of the type or nature of the withheld information to the greatest extent permissible. The parties hereto shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Pinnacle and Quest agrees that it shall not, and shall cause its respective representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 7.6 shall be governed by the Mutual Confidential Agreement dated December 6, 2007 between Pinnacle and Quest (the “Confidentiality Agreement”). Quest and Pinnacle agree that Section 7 (Term) of the Confidentiality Agreement shall hereby be amended to read in its entirety as follows: The term of this Agreement, during which Confidential Information may be furnished, shall be from the date hereof to the date of October 16, 2008.
     Section 7.7 Publicity. Each of Pinnacle and Quest will consult with each other before issuing any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except as may be required by Applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.
     Section 7.8 Registration Statement on Form S-4.
          (a) Each of Pinnacle and Quest shall cooperate and promptly prepare, and Pinnacle and Quest shall file with the SEC, as soon as practicable, the Form S-4 under the Securities Act with respect to the shares of Quest Common Stock issuable in connection with the Merger, a portion of which Form S-4 shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Pinnacle and of Quest in connection with the transactions contemplated by this Agreement. The respective parties will cause the Proxy Statement/ Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Pinnacle and Quest shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Pinnacle and Quest shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or “Blue Sky” permits or approvals required to carry out the transactions contemplated by this Agreement. Each party will advise the others, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Quest Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties shall also promptly provide each other party copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement. Each of the parties shall promptly provide each other party with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the opportunity to comment thereon prior to delivery to the SEC.
          (b) Pinnacle and Quest shall each use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.
          (c) Each of Pinnacle and Quest shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Pinnacle and Quest, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     Section 7.9 Listing Application. Pinnacle and Quest shall use reasonable best efforts to cause Quest to promptly prepare and submit to the NASDAQ Stock Market a listing application covering the shares of Quest Common Stock (and the associated rights under the Quest Rights Agreement) issuable in connection with the Merger and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Quest Common Stock on the NASDAQ Global Market.
     Section 7.10 Letters of Accountants.
          (a) Quest shall use reasonable best efforts to cause to be delivered to Pinnacle “comfort” letters of Murrell, Hall, McIntosh & Co., PLLP, Quest’s independent public accountants, dated within two business days of the effective date of the Form S-4 and within two business days of the meeting of stockholders of Quest contemplated by Section 7.4, respectively, and addressed to Pinnacle with regard to certain financial information regarding Quest included in the Form S-4, in form reasonably satisfactory to Pinnacle and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.
          (b) Pinnacle shall use reasonable best efforts to cause to be delivered to Quest “comfort” letters of Ehrhardt Keefe Steiner & Hottman PC, Pinnacle’s independent public accountants, dated within two business days of the effective date of the Form S-4 and within two business days of the meeting of stockholders of Pinnacle contemplated by Section 7.4, respectively, and addressed to Quest, with regard to certain financial information regarding Pinnacle included in the Form S-4, in form reasonably satisfactory to Quest and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.
     Section 7.11 Agreements of Rule 145 Affiliates. Prior to the Effective Time, Pinnacle shall cause to be prepared and delivered to Quest a list identifying all persons whom Pinnacle believes, at the date of the meeting of Pinnacle’s stockholders to consider and vote upon the adoption of this Agreement, are “affiliates,” as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”) of Pinnacle. Pinnacle shall use its reasonable best efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to Quest, at or prior to the Effective Time, a written agreement in the form of Exhibit 7.11. Quest shall be entitled to place restrictive legends on any certificates representing shares of Quest Common Stock issued to such Rule 145 Affiliates pursuant to the Merger.
     Section 7.12 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (i) as Section 9.5 otherwise provides, (ii) that Quest and Pinnacle shall share equally (A) the fees incident to the filings referred to in Section 7.5(a)(i), (B) the SEC and other filing fees incident to the Form S-4 and the Proxy Statement/Prospectus and the costs and expenses associated with printing the Proxy Statement/Prospectus, and (C) the fees associated with the NASDAQ Stock Market listing referred to in Section 7.9, and (iii) as otherwise agreed in writing by the parties.

     Section 7.13 Indemnification and Insurance.
          (a) For six years after the Effective Time, Quest shall indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law as of the date of this Agreement, the individuals who at or prior to the Effective Time were officers and directors of Pinnacle and its Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of Pinnacle at any time prior to the Effective Time. Quest will honor all indemnification agreements, expense advancement and exculpation provisions with the individuals who at or prior to the Effective Time were officers and directors of Pinnacle or its Subsidiaries (including under Pinnacle’s certificate of incorporation or by-laws) in effect as of the date hereof in accordance with the terms thereof. Pinnacle has disclosed to Quest all such indemnification agreements prior to the date hereof.
          (b) For a period of six years after the Effective Time, Quest shall cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of Pinnacle who are, or at any time prior to the Effective Time were, covered by Pinnacle’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such persons than such existing insurance, provided that Quest shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by Pinnacle prior to the date of this Agreement (the amount of which premium is set forth in Section 7.13 of the Pinnacle Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.
          (c) The rights of each person identified in Section 7.13(a) shall be in addition to any other rights such person may have under the certificate of incorporation or bylaws of Pinnacle or any of its Subsidiaries, under Applicable Law or otherwise. The provisions of this Section 7.13 shall survive the consummation of the Merger and expressly are intended to benefit each such person.
          (d) In the event Quest or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that the successors and assigns of Quest shall assume the obligations set forth in this Section 7.13.
     Section 7.14 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties hereto and the members of its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.
     Section 7.15 Notification. Each party shall give to the others prompt notice of (i) any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     Section 7.16 Employee Matters.
          (a) To the extent required in any change in control agreement between Pinnacle and any employee of Pinnacle identified in Section 5.6 of the Pinnacle Disclosure Letter, as of the Effective Time, Quest (i) assumes and agrees to perform such agreement and (ii) agrees that such employee may enforce such agreement against Quest.
          (b) Pinnacle and Quest agree that all employees of Pinnacle and its Subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that Quest and the Surviving Corporation shall, except as required by law, have no obligations to continue employing such employees for any length of time thereafter except pursuant to any applicable employment agreements. Quest shall deem, and shall cause the Surviving Corporation to deem, the period of employment with Pinnacle and its Subsidiaries (and with predecessor employers with respect to which Pinnacle and its Subsidiaries shall have granted service credit) to have been employment and service with Quest and the Surviving Corporation for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations) for all of Quest’s and the Surviving Corporation’s employee benefit plans, programs, policies or arrangements to the extent service with Quest or the Surviving Corporation is recognized under any such plan, program, policy or arrangement.
          (c) Under any medical and dental plans covering any employee or former employee of Pinnacle, there shall be waived, and Quest or the Surviving Corporation shall cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, provided such persons had the requisite “creditable” service prior to the Effective Time, but only to the extent that such condition would be covered by the relevant Pinnacle Benefit Plan if it were not a pre-existing condition and only to the extent of comparable coverage in effect immediately prior to the Effective Time. Further, Quest shall offer to each employee of Pinnacle and its Subsidiaries coverage under a group health plan that credits such employee towards the deductibles imposed under the group medical and dental plan of Quest or the Surviving Corporation, for the year during which the Effective Time occurs, with any deductibles already incurred during such year under the relevant Pinnacle Benefit Plan.
          (d) Immediately after the Effective Time, Quest shall grant to those employees of Pinnacle and its Subsidiaries that continue employment with Quest or the Surviving Corporation after the Effective Time awards of restricted stock of Quest pursuant to the terms of Quest’s existing stock benefit plan, with such restrictions and forfeiture rights under the terms of such plan as are customary for new employees of Quest. The vesting schedule and the number of shares subject to such award for each such employee shall be equal to the number of shares set forth opposite such employee’s name as set forth in Section 7.16(d) of the Pinnacle Disclosure Letter.

          (e) Quest shall cause the Surviving Corporation to continue in effect and to perform its obligations under the Retention and Severance Plan dated October 15, 2007 of Pinnacle, in accordance with the terms and conditions set forth therein.
     Section 7.17 Quest Board of Directors; Executive Officers. Prior to the Closing, each party hereto will take all action necessary to cause (i) the Board of Directors of Quest as of the Effective Time to consist of seven (7) members, three (3) of whom shall consist of current members of the Pinnacle Board of Directors or such other persons as may be designated by the Pinnacle Board of Directors and four (4) of whom shall consist of current members of the Quest Board of Directors and who will be designated by the Quest Board of Directors, and (ii) Jerry D. Cash to serve as President and Chief Executive Officer of Quest as of the Effective Time. Each of the three (3) persons designated by the current Pinnacle Board of Directors to become members of the Board of Directors of Quest shall be subject to the reasonable, good faith approval by the Nominating Committee of the Board of Directors of Quest, in accordance with Quest’s Corporate Governance Guidelines and Nominating Committee Charter, and each shall be nominated and appointed or elected in a separate Class on Quest’s staggered Board of Directors. From and after the Effective Time, each person so designated shall serve as a director or officer, as applicable, of Quest until such person’s successor shall be elected and qualified or such person’s earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Quest.
     Section 7.18 Quest Rights Agreement. If any Distribution Date or Triggering Event occurs under the Quest Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Board of Directors of Quest shall take such actions as are necessary and permitted under the Quest Rights Agreement to provide that Rights Certificates representing an appropriate number of rights issued pursuant to the Quest Rights Agreement are issued to Pinnacle’s stockholders who receive Quest Common Stock pursuant to the Merger. If Quest is not permitted under the Quest Rights Agreement to provide Rights Certificates to such Pinnacle stockholders, Pinnacle and Quest shall make such adjustment to the Exchange Ratio as Pinnacle and Quest shall mutually agree so as to preserve the economic benefits that Pinnacle and Quest each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.
     Section 7.19 Registration Rights. The persons listed on Section 7.19 of the Pinnacle Disclosure Letter shall have the registration rights set forth on Exhibit 7.19 with respect to all of the shares of Quest Common Stock issued to such persons in the Merger.
     Section 7.20 Quest Guarantee. Quest agrees to take all action necessary to cause MergerSub to perform all of MergerSub’s agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

ARTICLE 8
CONDITIONS
     Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment or waiver by each of the parties to this Agreement (subject to Applicable Laws) at or prior to the Closing Date of the following conditions:
          (a) Quest Stockholder Approval and Pinnacle Stockholder Approval shall have been obtained.
          (b) (i) If applicable, any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and (ii) there shall not have been a final or preliminary administrative order denying approval of or prohibiting the Merger issued by a regulatory authority, which order is in the reasonable judgment of either Pinnacle or Quest reasonably likely to have a Material Adverse Effect on Quest after the Merger.
          (c) None of the parties hereto shall be subject to any decree, order or injunction of a U.S. court of competent jurisdiction that prohibits the consummation of the Merger.
          (d) The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect.
          (e) The shares of Quest Common Stock to be issued pursuant to the Merger and the other transactions contemplated by this Agreement shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.
          (f) Pinnacle or Quest shall have obtained all of the consents listed under its name on Exhibit 8.1(f), except where the failure to obtain any consent, individually or in the aggregate, shall not have had and shall not be reasonably likely to have a Material Adverse Effect on Quest after the Merger.
     Section 8.2 Conditions to Obligation of Pinnacle to Effect the Merger. The obligation of Pinnacle to effect the Merger shall be subject to the fulfillment or waiver by Quest and MergerSub at or prior to the Closing Date of the following conditions:
          (a) (i) Quest and MergerSub shall have performed, in all material respects, their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Quest and MergerSub contained in this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Quest Material Adverse Effect (other than representations and warranties qualified by Quest Material Adverse Effect or materiality, which shall be true and correct in all respects), and Pinnacle shall have received a certificate of each of Quest and MergerSub, executed on its behalf by its Chief Executive Officer, President or Chief Financial Officer, dated the Closing Date, certifying to such effect.
          (b) Quest Energy Partners, L.P. (the “MLP”) shall have consummated the initial public offering of common units of the MLP (i) on terms substantially similar to the terms set forth in Amendment No. 2 to Form S-1 filed by the MLP with the SEC on September 28, 2007 (the “Form S-1”), which terms shall include, without limitation, the number of common units, use of proceeds, and the other provisions set forth under “The Offering” under the “Summary” section of the Form S-1, and (ii) with a public offering price that is not less than the low end of the range assumed by JRD in delivering the JRD Opinion, which range has been separately provided in writing to Quest, provided, however, if all conditions to the obligation of Pinnacle to effect the Merger under Sections 8.1 and 8.2 are satisfied, other than this condition in Section 8.2(b), and, unless the Board of Directors of Pinnacle determines in good faith (after consultation with outside counsel) that the failure to make a Pinnacle Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of Pinnacle under Applicable Laws, this condition shall be deemed satisfied.
          (c) Pinnacle shall have received the opinion of Andrews Kurth LLP, counsel to Pinnacle, in form and substance reasonably satisfactory to Pinnacle and dated the Closing Date, to the effect that for U.S. federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Pinnacle, Quest, and MergerSub will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Pinnacle, Quest and MergerSub as to such matters as such counsel may reasonably request.
          (d) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Quest Material Adverse Effect.
     Section 8.3 Conditions to Obligation of Quest and MergerSub to Effect the Merger. The obligations of Quest and MergerSub to effect the Merger shall be subject to the fulfillment or waiver by Quest at or prior to the Closing Date of the following conditions:
          (a) (i) Pinnacle shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Pinnacle contained in this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Pinnacle Material Adverse Effect (other than representations and warranties qualified by Pinnacle Material Adverse Effect or materiality, which shall be true and correct in all respects), and Quest shall have received a certificate of Pinnacle, executed on its behalf by its Chief Executive Officer, President or Chief Financial Officer, dated the Closing Date, certifying to such effect.

          (b) Quest shall have received the opinion of Stinson Morrison Hecker LLP, counsel to Quest, in form and substance reasonably satisfactory to Quest and dated the Closing Date, to the effect that for U.S. federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Pinnacle, Quest, and MergerSub will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Quest, MergerSub and Pinnacle as to such matters as such counsel may reasonably request.
          (c) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Pinnacle Material Adverse Effect.
ARTICLE 9
TERMINATION
     Section 9.1 Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after Quest Stockholder Approval or Pinnacle Stockholder Approval has been obtained, by the mutual written consent of Quest and Pinnacle, through action of their respective Boards of Directors.
     Section 9.2 Termination by Pinnacle or Quest. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Quest Stockholder Approval or Pinnacle Stockholder Approval has been obtained, by action of the Board of Directors of Pinnacle or Quest if:
          (a) the Merger shall not have been consummated by May 16, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of either Merger to occur on or before such date;
          (b) a meeting of Quest’s stockholders for the purpose of obtaining Quest Stockholder Approval shall have been held and such approval shall not have been obtained upon a vote taken thereon;
          (c) a meeting of Pinnacle’s stockholders for the purpose of obtaining Pinnacle Stockholder Approval shall have been held and such approval shall not have been obtained upon a vote taken thereon;
          (d) a court of competent jurisdiction or federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 7.5 and, with respect to other matters not covered by Section 7.5, shall have used its reasonable best efforts to remove such injunction, order or decree.
     Section 9.3 Termination by Quest. This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Quest if:
          (a) Pinnacle shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Pinnacle shall have become untrue, in any case such that the conditions set forth in Section 8.3(a) would not be satisfied (assuming for purposes of this Section 9.3(a) that the references in Section 8.3(a) to “Closing Date” mean the date of termination pursuant to this Section 9.3(a)), and such breach shall not be curable, or, if curable, shall not have been cured within 45 days after written notice of such breach is given to Pinnacle by Quest; provided, however, that Quest may not terminate this Agreement under this Section 9.3(a) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Pinnacle would then be entitled to terminate this Agreement under Section 9.4(a) (without giving effect to the proviso in Section 9.4(a));
          (b) a Pinnacle Adverse Recommendation Change shall have occurred;
          (c) a Quest Adverse Recommendation Change shall have occurred; or
          (d) the pricing of the initial public offering of common units of the MLP shall not have occurred on or before December 21, 2007, and Quest provides written notice of termination to Pinnacle on or before January 5, 2008.
     Section 9.4 Termination by Pinnacle. This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Pinnacle if:
          (a) Quest or MergerSub shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Quest or MergerSub shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied (assuming for purposes of this Section 9.4(a) that the references in Section 8.2(a) to “Closing Date” mean the date of termination pursuant to this Section 9.4(a)), and such breach shall not be curable, or, if curable, shall not have been cured within 45 days after written notice of such breach is given to Quest by Pinnacle; provided, however, that Pinnacle may not terminate this Agreement under this Section 9.4(a) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Quest would then be entitled to terminate this Agreement under Section 9.3(a) (without giving effect to the proviso in Section 9.3(a));
          (b) a Quest Adverse Recommendation Change shall have occurred;
          (c) a Pinnacle Adverse Recommendation Change shall have occurred;
          (d) the consummation of the initial public offering of common units of the MLP shall not have occurred on or before December 31, 2007, and Pinnacle provides written notice of termination to Quest on or before January 5, 2008; or

          (e) the initial public offering of common units of the MLP shall have been consummated but not in satisfaction of the requirements of clauses (i) and (ii) of Section 8.2(b) and, as contemplated therein, the Board of Directors of Pinnacle makes a Pinnacle Adverse Recommendation Change.
     Section 9.5 Effect of Termination.
          (a) In the event that this Agreement is terminated by Pinnacle pursuant to Section 9.4(b) or by Quest pursuant to Section 9.3(c) and, in either case, no Pinnacle Material Adverse Effect shall have occurred after the date of this Agreement and be continuing at the time of the Quest Adverse Recommendation Change giving rise to the termination by Pinnacle, then Quest shall pay Pinnacle a fee equal to $3,000,000 on the first business day following the date of termination of this Agreement. In the event that (A) after the date of this Agreement, a Quest Takeover Proposal is made to Quest or is made directly to the stockholders of Quest generally or otherwise becomes publicly known or any person publicly announces an intention (whether or not conditional) to make a Quest Takeover Proposal and (B) this Agreement is terminated by either Pinnacle or Quest pursuant to Section 9.2(a) or Section 9.2(b), and within 365 days of the termination described in the immediately preceding sentence Quest or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Quest Takeover Proposal, then Quest shall pay Pinnacle a fee equal to $3,000,000 on the earlier of the date Quest or its Subsidiary enters into such agreement with respect to such Quest Takeover Proposal and the date such Quest Takeover Proposal is consummated. In the event Quest terminates this Agreement pursuant to Section 9.3(d), then Quest shall pay Pinnacle (A) a fee equal to $1,000,000 at the time of such termination, and (B) an additional fee equal to $2,000,000 on the date of consummation of an initial public offering of common units of the MLP on or before June 30, 2008, unless (i) Quest has provided Pinnacle with a general description of a transaction that Quest reasonably expects to consummate and that, but for Pinnacle’s consent, would be in violation of Section 7.1, (ii) Pinnacle was permitted at least forty-eight (48) hours to make a determination of whether to provide such consent to Quest and (iii) Pinnacle did not expressly consent to such transaction in writing within such period of time.
          (b) In the event that this Agreement is terminated by Quest pursuant to Section 9.3(b) or by Pinnacle pursuant to Section 9.4(c) (in each case, other than in connection with a Pinnacle Adverse Recommendation Change contemplated by Section 8.2(b)), and, in either case, no Quest Material Adverse Effect shall have occurred after the date of this Agreement and be continuing at the time of the Pinnacle Adverse Recommendation Change giving rise to the termination by Quest, then Pinnacle shall pay Quest a fee equal to $3,000,000 on the first business day following the date of termination of this Agreement. In the event that (A) after the date of this Agreement, a Pinnacle Takeover Proposal is made to Pinnacle or is made directly to the stockholders of Pinnacle generally or otherwise becomes publicly known or any person publicly announces an intention (whether or not conditional) to make a Pinnacle Takeover Proposal and (B) this Agreement is terminated by either Pinnacle or Quest pursuant to Section 9.2(a) or Section 9.2(c), and within 365 days of the termination described in the immediately preceding sentence Pinnacle or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Pinnacle Takeover Proposal, then Pinnacle shall pay Quest a fee equal to $3,000,000 on the earlier of the date Pinnacle or its Subsidiary enters into such agreement with respect to such Pinnacle Takeover Proposal and the date such Pinnacle Takeover Proposal is consummated.
          (c) Each party acknowledges and agrees that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if Quest or Pinnacle fails promptly to pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment for a fee payable pursuant to this Section 9.5, such party shall also reimburse the other party’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Any payment to be made under this Section 9.5 shall be made by wire transfer of same-day funds.
          (d) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5, the last two sentences of Section 7.6, and Section 7.12 and except for the provisions of Sections 10.2, 10.3, 10.4, 10.6, 10.8, 10.9, 10.11, 10.12, 10.13 and 10.14, provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of the nonbreaching party under this Agreement, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.
          (e) For purposes of Sections 9.3, 9.4 and 9.5, the terms “Quest Takeover Proposal” and “Pinnacle Takeover Proposal” shall have the meanings assigned to such terms in Sections 7.2(a) and 7.3(a), respectively, except that all references to “20%” therein shall be deemed to be references to “50%.”
     Section 9.6 Extension; Waiver. At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE 10
GENERAL PROVISIONS
     Section 10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article 4 and in Sections 3.1, 3.2, 3.3, 7.11, 7.12, 7.13, 7.16 and this Article 10 shall survive the Merger. After a representation and warranty has terminated and expired, no claim for damages or other relief may be made or prosecuted through litigation or otherwise by any person who would have been entitled to that relief on the basis of that representation and warranty prior to its termination and expiration. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.
     Section 10.2 Notices. Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, courier service (with proof of service) or hand delivery, addressed as follows:
     if to Quest or MergerSub, at:
Quest Resource Corporation
9520 N. May Avenue
Suite 300
Oklahoma City, Oklahoma 73120
Attention: Chief Executive Officer
Facsimile No.: (405) 840-9897
     with a copy, which shall not constitute notice for purposes hereof, to:
Stinson Morrison Hecker, LLP
1201 Walnut
Suite 2900
Kansas City, Missouri 64106
Attention: Patrick Respeliers
Facsimile No.: (816) 691-3495
     if to Pinnacle, at:
Pinnacle Gas Resources, Inc.
1 East Alger
Sheridan, Wyoming 82801
Attention: Chief Executive Officer
Facsimile No.: (307) 673-9710
     with a copy, which shall not constitute notice for purposes hereof, to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: David C. Buck
Facsimile: (713) 238-7120

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.
     Section 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.13, Section 7.16 and Section 7.19, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 10.4 Entire Agreement. This Agreement, the exhibits to this Agreement, the Quest Disclosure Letter, the Pinnacle Disclosure Letter, the Confidentiality Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.
     Section 10.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Quest or Pinnacle, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.
     Section 10.6 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.
     Section 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
     Section 10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
     Section 10.9 Interpretation. In this Agreement:
          (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.
          (b) The phrase “to the knowledge of” and similar phrases relating to knowledge of Quest or Pinnacle, as the case may be, shall mean the collective knowledge, after reasonable investigation, of the individuals listed on Section 10.9 of the Quest Disclosure Letter or the Pinnacle Disclosure Letter, as the case may be.
          (c) “Material Adverse Effect” means, with respect to any party, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has a material adverse effect on or change in (a) the business, assets, financial condition or results of operations of such person and its Subsidiaries, taken as a whole, except for any such change or effect that arises or results from (A) changes in general economic, capital market, regulatory or political conditions or changes in law or the interpretation thereof that, in any case, do not disproportionately affect such person in any material respect, (B) changes that affect generally the industries in which Quest or Pinnacle are engaged and do not disproportionately affect such person in any material respect, (C) acts of war or terrorism that do not disproportionately affect such person in any material respect, (D) any change in the trading prices or trading volume of the Quest Common Stock or the Pinnacle Common Stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Material Adverse Effect), (E) the failure of a party or its Subsidiaries to take any action referred to in Section 7.1 due to the other party’s unreasonable withholding of consent or delaying its consent, (F) changes to the financial statements of the party resulting from the impairment of such party’s oil and gas assets due to changes in commodity prices, or (G) any condition or circumstance expressly disclosed in the Pinnacle Disclosure Letter or the Quest Disclosure Letter, or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing.
          (d) The term “Subsidiary,” when used with respect to any party, means any (i) corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or (ii) other organization or any organization of which such party directly or indirectly is, or owns or controls, a general partner or managing member. For the avoidance of doubt, Quest Midstream Partners, L.P. (the “Quest Midstream MLP”) and the MLP shall each be considered a Subsidiary of Quest.
     Section 10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     Section 10.11 Incorporation of Disclosure Letters and Exhibits. The Quest Disclosure Letter, the Pinnacle Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
     Section 10.12 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     Section 10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 10.14 Consent to Jurisdiction and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than the Delaware Court of Chancery or any federal court sitting in the State of Delaware.

     The parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PINNACLE GAS RESOURCES, INC.
By:	/s/ Peter G. Schoonmaker
Peter G. Schoonmaker
Chief Executive Officer

QUEST RESOURCE CORPORATION
By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

QUEST MERGERSUB, INC.
By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

Exhibit 7.11
FORM OF RULE 145 AFFILIATE LETTER
Quest Resource Corporation
9520 N. May Avenue
Suite 300
Oklahoma City, Oklahoma 73120
Attention: Chief Executive Officer
Pinnacle Gas Resources, Inc.
1 East Alger
Sheridan, Wyoming 82801
Attention: Chief Executive Officer
Ladies and Gentlemen:
     Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 15, 2007, by and among Quest Resource Corporation, a Nevada corporation (“Quest”), Pinnacle Gas Resources, Inc., a Delaware corporation (“Pinnacle”), and Quest MergerSub, Inc., a Delaware corporation and a wholly owned subsidiary of Quest (“Merger Sub”), pursuant to which MergerSub will be merged with and into Pinnacle, and all issued and outstanding shares of common stock, par value $0.01, of Pinnacle will be converted into shares of common stock, par value $0.001 per share, of Quest in accordance with the terms and subject to the conditions of the Merger Agreement.
     The undersigned understands that for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), he or she may be deemed to be an “affiliate” of Pinnacle and therefore an “underwriter” with respect to the Shares (as defined below). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 7.11 of the Merger Agreement.
     With respect to such shares of common stock, par value $0.001 per share, of Quest as may be received by the undersigned pursuant to the Merger, as contemplated in the Merger Agreement (the “Shares”), and as an inducement to, and in consideration of, Quest’s reliance on this letter in connection with the consummation of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned represents to and agrees with Quest that:
     A. The undersigned will not make any offer to sell or any sale, pledge, hypothecation, transfer or other disposition of all or any of the Shares in violation of the Act or the rules and regulations thereunder, including Rule 145 under the Act, and will hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.
     B. The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement will be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised and agrees, however, that, since the undersigned may be deemed an underwriter of the Shares, the undersigned may not offer, sell, pledge, hypothecate, transfer or otherwise dispose of any of the Shares except (i) in a transaction in compliance with Rule 145 under the Act, (ii) pursuant to an effective registration statement registering such transaction under the Act or (iii) in a transaction that, in the written opinion of counsel, which opinion shall be reasonably acceptable in form and substance to Quest and delivered to Quest, is not required to be registered under the Act.
     C. The undersigned understands and agrees that, except as set forth in Section 7.19 of the Merger Agreement or pursuant to existing agreements, neither Quest nor any of its current or future affiliates is under any obligation to register the sale, transfer or other disposition of any

1

Shares by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
     In the event of a sale, pledge, hypothecation, transfer or other disposition by the undersigned of any of the Shares pursuant to Rule 145 under the Act, the undersigned will supply Quest with evidence of compliance with such rule in the form of a broker’s letter in customary form or other evidence reasonably satisfactory to Quest.
     The undersigned also agrees that stop transfer instructions may be given to Quest’s transfer agent with respect to the Shares and that there may be placed on any certificates representing such Shares, or any substitutions therefor, a legend stating in substance as follows:
“THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY HAVE BEEN ISSUED PURSUANT TO A TRANSACTION GOVERNED BY RULE 145 (“RULE 145”) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (I) IN COMPLIANCE WITH RULE 145 AND UPON THE DELIVERY TO QUEST RESOURCE CORPORATION (“QUEST”) OF WRITTEN EVIDENCE OF SUCH COMPLIANCE IN A FORM REASONABLY SATISFACTORY TO QUEST, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT REGISTERING SUCH TRANSACTION UNDER THE ACT OR (III) IN A TRANSACTION THAT, IN THE WRITTEN OPINION OF COUNSEL, WHICH OPINION SHALL BE REASONABLY ACCEPTABLE IN FORM AND SUBSTANCE TO QUEST AND DELIVERED TO QUEST, IS NOT REQUIRED TO BE REGISTERED UNDER THE ACT.”
     It is understood and agreed that such stop transfer instructions shall be removed (and the legend set forth above shall be removed upon surrender of any certificates bearing such legend by delivery of substitute certificates without such legend) (i) if the undersigned shall have delivered to Quest (A) in the case of a sale, pledge, hypothecation, transfer or other disposition in compliance with Rule 145 under the Act, written evidence of such compliance in a form reasonably satisfactory to Quest or (B) an opinion of counsel in form and substance reasonably acceptable to Quest to the effect that the sale, pledge, hypothecation, transfer or other disposition of the Shares may be effected without the registration thereof under the Act and (ii) upon any sale, pledge, hypothecation, transfer or other disposition registered under the Act pursuant to a registration statement in effect at the time of such sale, pledge, hypothecation, transfer or other disposition.
     The undersigned acknowledges that the undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of the Shares, to the extent the undersigned felt necessary, with the undersigned’s counsel.
     Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an underwriter of the Shares for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an underwriter.
Very truly yours,

2

Exhibit 7.19
Registration Rights
     (a) Quest shall file with the Securities and Exchange Commission (“SEC”) within 45 days following the Closing Date a “shelf” registration statement on Form S-3 (or amendment thereto) relating to, among other things, the reoffer of the shares of Quest Common Stock (the “Shares”) received by the stockholders of Pinnacle set forth on Section 7.19 of the Pinnacle Disclosure Letter who currently have registration rights with respect to Pinnacle Common Stock (the “Selling Stockholders”) in the Merger (including any appropriate supplements or amendments thereto, any documents incorporated by reference therein and any preliminary or final prospectus included as a part thereof, the “Registration Statement”). Quest shall ensure that the Registration Statement includes a reoffer prospectus that covers the offer and sale by Selling Stockholders of the Shares and includes a “Plan of Distribution” reasonably satisfactory to Selling Stockholders. Any Selling Stockholder and its affiliates (as defined in Section who own in excess of $20,000,000 of Quest Common Stock covered by the Registration Statement shall be entitled to one right to require Quest to participate in an underwritten offering thereunder for Quest Common Stock in excess of $10,000,000, in which offering Quest shall use its commercially reasonable efforts to execute and deliver a customary underwriting agreement (including customary lock-up terms not to exceed 90 days), to cause accountants to deliver customary comfort letters and to cause management to participate in a roadshow, if any, for such offering. Except for such rights with respect to any underwritten offering, Quest shall not be required to participate in underwritten offerings under the Registration Statement. Quest shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable and to ensure that such registration statement remains effective so that the Selling Stockholders may use the reoffer prospectus included in the Registration Statement to reoffer such securities until the earlier of: (A) Selling Stockholders having disposed of all of the Shares pursuant to such Registration Statement, or (B) all of the Shares being eligible for resale by Selling Stockholders in a single transaction pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. As a condition to the foregoing obligations, Selling Stockholders shall, upon request by Quest for the same, provide Quest in writing all information required by Item 7 of Form S-3 (or comparable information in any successor form) and such other information as Quest may reasonably request in order to comply with the requirements of applicable federal and state securities laws (the “Selling Stockholders Provided Information”).
     (b) Notwithstanding anything to the contrary contained in paragraph (a), for a period not to exceed 90 days in any rolling 12-month period commencing on the Closing Date or more than 60 days in any rolling 90-day period (each a “Black Out Period”). Quest may, by written notice to each Selling Stockholder, require each Selling Stockholder to suspend any and all sales of the Shares pursuant to an effective Registration Statement if:
(i)	the representative of the underwriters of an underwritten offering of primary securities by Quest has advised Quest that the sale of Shares pursuant to the Registration Statement would have a material adverse effect on Quest’s public offering;

(ii)	a majority of the members of the Board of Directors of Quest shall have determined in good faith that (1) the offer or sale of any Shares would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving Quest, (2) after the advice of counsel, the filing or effectiveness of the Registration Statement or the sale of Shares pursuant to the Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (3) either (x) Quest has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on Quest or Quest’s ability to consummate such transaction, or (z) the proposed transaction renders Quest unable to comply with Securities and Exchange Commission requirements;

(iii)	a majority of the members of the Board of Directors of Quest shall have determined in good faith that (1) the prospectus included in the Registration Statement contains a material misstatement or omission as a result of an event that has occurred and is continuing; and (2) the disclosure of this material non-public information would be detrimental to Quest; or

(iv)	a majority of the members of the Board of Directors of Quest shall have determined in good faith, after the advice of counsel, that it is required by law, rule or regulation to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of (1) including in the Registration Statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the prospectus included in the Registration Statement any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information.
Upon the occurrence of any such delay or suspension pursuant to clause (iv), Quest shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to permit the Selling Stockholders to resume sales of the Registrable Securities as soon as reasonably practicable.
     (c) Quest shall be responsible for all fees and expenses, including without limitation all SEC filing fees, that are customarily paid by an issuer under a separate registration rights agreement for a transaction of this type for the preparation and filing of the Registration Statement. Selling Stockholders shall pay any discounts or commissions incurred by Selling Stockholders in connection with the sale of any of the Shares pursuant to any Registration Statement. Quest shall also pay any “Registration Expenses” as defined in the Amended and

Restated Securityholder’s Agreement dated February 16, 2006 by and among Pinnacle and the securityholders named therein to the extent applicable under said agreement.
     (d) Quest will furnish to the Selling Stockholders, without charge, as many copies of each prospectus, including each preliminary prospectus, if any, and any amendment or supplement thereto and such other documents as the Selling Stockholders may reasonably request, in order to facilitate the public sale or other disposition of such securities.
     (e) Quest shall promptly notify Selling Stockholders (1) when the Registration Statement or any post-effective amendment or supplement has been filed, when the Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (2) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, or (3) of the happening of any event in clauses (i), (ii), (iii) and (iv) of paragraph (b).
     (f) Except as provided in paragraph (b), Quest shall use its commercially reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of the Registration Statement or suspending of the qualification (or exemption from qualification) of any of the securities for sale in any jurisdiction, as promptly as reasonably practicable.
     (g) Quest agrees to indemnify and hold harmless, to the fullest extent permitted by applicable law, each Selling Stockholder and its affiliates and their respective officers, directors, partners, stockholders, members, employees, agents and representatives and each person (if any) which controls a Selling Stockholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (collectively, “Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus or prospectus relating to the Shares (as amended or supplemented from time to time), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses are caused by or contained in or based upon any information furnished in writing to Quest by or on behalf of such Selling Stockholder expressly for use therein (which was not subsequently corrected in writing prior to or concurrently with the sale of Shares to the person asserting the Loss) or by the Selling Stockholder’s failure to deliver (to the extent required) a copy of the registration statement or prospectus or any amendments or supplements thereto after Quest has furnished the Selling Stockholder with copies of the same. Notwithstanding the foregoing, Quest shall have no obligation to indemnify under this paragraph (g) to the extent any such Losses have been finally and non-appealably determined by a court of competent jurisdiction to have resulted from a Selling Stockholder’s willful misconduct or gross negligence.
     (h) As a condition to exercising any of the rights set forth in this Exhibit 7.19, each Selling Stockholder will agree, severally and not jointly, to indemnify and hold harmless, to the fullest extent permitted by applicable law, Quest and its affiliates and their respective officers, directors, partners, stockholders, members, employees, agents and representatives and each person (if any) which controls Quest within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus or prospectus relating to the Shares (supplemented from time to time) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as such Losses are caused by or contained in or based upon any information furnished in writing to Quest by or on behalf of such Selling Stockholder expressly for use therein (which was not subsequently corrected in writing prior to or concurrently with the sale of Shares to the person asserting the Loss). Notwithstanding the foregoing, the Selling Stockholder shall have no obligation to indemnify under this paragraph (h) to the extent that any such Losses have been finally and non-appealably determined by a court of competent jurisdiction to have resulted from Quest’s willful misconduct or gross negligence.
     (i) If indemnification provided for in paragraphs (g) and (h) of this Exhibit 7.19 is unavailable to an indemnified party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such parties in connection with the statements or omissions that resulted in such Losses. The relative fault of Quest and each Selling Stockholder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Quest and each Selling Stockholder agrees that it would not be just and equitable if contribution pursuant to this paragraph (i) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this paragraph.
     (j) The amount paid or payable by an indemnified party as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, and such amounts shall be payable at the time they are incurred. Notwithstanding the provisions of this Exhibit 7.19, no Selling Stockholder shall be required to indemnify for or contribute any amount in excess of the amount by which the net proceeds received by such Selling Stockholder from its sale of securities effected pursuant to this registration exceeds the amount of any damages which such Selling Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     (k) Notwithstanding anything to the contrary contained herein or in the Merger Agreement, the provisions of this Exhibit 7.19 shall be enforceable separately by each Selling Stockholder and the other parties specified in Subsections (g) and (i) of this Exhibit 7.19, and all of such persons shall be third-party beneficiaries with respect to the provisions of this Exhibit 7.19.

Exhibit 8.1(f)
Consents
Quest Consents
1.	Quest requires the consent of the lenders under its existing credit facilities identified in the Quest Disclosure Letter.
Pinnacle Consents
None.